UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No. )
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Deluxe Corporation
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PROXY STATEMENT
and notice of annual meeting of shareholders

Wednesday, April 27, 2022 at 10:00 a.m. Central Daylight Saving Time
www.virtualshareholdermeeting.com/DLX2022

March 14, 2022

Dear Deluxe shareholders,
This past year, Deluxe continued our historic transformation into a Trusted Payments and Business Technology™ company. In our transformation process, we strive to exceed our customers’ expectations, using our solutions, platforms, expertise, and service excellence to accelerate our growth. We are extremely proud of the incredible progress Deluxe made in 2021, and we remain steadfast in our commitment to our customers, putting their needs first and foremost in our daily actions.
Our 2021 results demonstrate that we are executing well on the vision we laid out in 2019:
1.We reported sales-driven growth for the first time in nearly a decade. Our go-to-market model, One Deluxe, drives our success. We focus on the customers and understand their challenges. We look at each customer holistically, bringing the right solutions from across the entire Deluxe portfolio. This model works. All four segments grew in the fourth quarter, and we experienced record cross-selling performance.
2.We solidified our status as a payments company with the addition of First American, the largest acquisition in our history. First American has a scaled merchant payments platform (credit and debit card acceptance). With First American, Deluxe is now a top ten U.S. non-bank merchant acquirer, and early results have exceeded our expectations. Deluxe brought First American into our One Deluxe sales model, materially accelerating First American’s growth.
3.We improved new product innovation and development, creating and introducing multiple new products, several growing 50% or more per year.
4.We completed our technology platform modernization across our customer relationship management, human resources, and corporate networking systems, and we anticipate completing our migration to a common enterprise resource planning system in the first half of 2022.
5.We solidified our executive leadership team, adding Scott Bomar as our new CFO. We also furthered our commitment to diversity by appointing Telisa Yancy to our board.
Every day, our entire Deluxe family, all employee-owners, in all they do, are dedicated to our continued transformation, focused on delivering differentiated value for our customers, partners and shareholders.
Please join our virtual annual meeting on April 27, 2022. Even if you do not plan to attend, please submit your vote in advance to ensure your shares are represented at the meeting. Thank you for your continued support.
Sincerely,

Cheryl Mayberry McKissack Chair	Barry C. McCarthy President and CEO

Notice of 2022 Annual Meeting of Shareholders
This year, we invite you to attend Deluxe Corporation's 2022 Annual Meeting of Shareholders, which will be conducted virtually. You will be able to attend the meeting, vote your shares electronically, and submit your questions during the annual meeting by visiting www.virtualshareholdermeeting.com/DLX2022 and following the instructions in your proxy materials.
Date: Wednesday, April 27, 2022
Virtual Forum: www.virtualshareholdermeeting.com/DLX2022
Time: 10:00 a.m. CDT
Record Date: Monday, February 28, 2022
AGENDA
1.Election of nine directors to hold office until the 2023 annual meeting of shareholders;
2.Advisory vote (non-binding) on compensation of Named Executive Officers;
3.Approval of the Deluxe Corporation 2022 Stock Incentive Plan;
4.Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
5.Take action on any other business that may properly come before the meeting and any adjournment thereof.
Shareholders of record at the close of business on February 28, 2022, are entitled to vote at the meeting and at any adjournment thereof. In this Proxy Statement, we also refer to Deluxe Corporation as "Deluxe," "we," "our," "the company," or "us." We are furnishing proxy materials to our shareholders over the Internet in an effort to expedite the delivery of proxy materials, reduce paper waste and save expense.
We are mailing the Notice of Internet Availability of Proxy Materials (Internet Notice) to shareholders of record beginning on or about March 14, 2021. The Internet Notice contains instructions on how to access our Proxy Statement and Annual Report, and how to vote online. In addition, the Internet Notice contains instructions on how to (i) request a paper copy of the Proxy Statement and Annual Report if you received only an Internet Notice this year, or (ii) elect to receive your Proxy Statement and Annual Report only over the Internet, if you received them by mail this year.
It is important that your shares be represented at the annual meeting. Regardless of whether you plan to attend the virtual annual meeting, please vote as soon as possible to ensure the presence of a quorum and save Deluxe further solicitation expense. You may vote your shares by telephone or the Internet, or if you received a paper proxy card, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the methods of voting are contained in the Internet Notice and in the Proxy Statement. Voting by telephone, the Internet or mail will not limit your right to vote at or to attend the virtual annual meeting.
A replay of the virtual annual meeting will be available at www.deluxe.com through May 20, 2022.

BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey L. Cotter
Chief Administrative Officer, Senior Vice President and General Counsel
March 14, 2022

Proxy
summary
This summary highlights important information you will find in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement carefully before you vote.
2022 Annual Meeting Information

Date and Time:	Wednesday, April 27, 2022, at 10:00 a.m. Central Daylight Saving Time
Place:	Online at www.virtualshareholdermeeting.com/DLX2022
Approximate Mail Date:	Monday, March 14, 2022
Record Date:	Monday, February 28, 2022
Summary of Shareholder Voting Matters

Agenda Item	Board's Recommendation	Page Reference
Election of directors	FOR EACH NOMINEE	Page 11
Advisory vote on executive compensation	FOR	Page 49
Approval of Deluxe Corporation 2022 Stock Incentive Plan	FOR	Page 50
Ratification of PricewaterhouseCoopers as our independent registered public accounting firm	FOR	Page 57
Our Director Nominees

Name	Age	Director since	Independent	Other current public company boards
William C. Cobb	65	2020	Yes	1
Paul R. Garcia	69	2020	Yes	2
Cheryl E. Mayberry McKissack	66	2000	Yes	0
Barry C. McCarthy	58	2018	No	0
Don J. McGrath	73	2007	Yes	0
Thomas J. Reddin	61	2014	Yes	2
Martyn R. Redgrave	69	2001	Yes	1
John L. Stauch	57	2016	Yes	1
Telisa L. Yancy	55	2021	Yes	0

Corporate Governance Highlights

Diverse Board Leadership	Annual Director Elections	Annual Board and Committee Evaluation Process

Stock Ownership Guidelines for Executive Officers and Directors	Regular Executive Sessions of Independent Directors	ESG Oversight

No Poison Pill	Corporate Governance Guidelines	Stock Hedging and Pledging Policies
Nominee Board Composition

>20% Female Representation	>30% Ethnic/Racial Diversity
Key Director Qualifications

Executive leadership	Payments expertise	Public company board experience	Transformation experience

Financial and accounting expertise	Management of large complex organizations	Marketing expertise	ESG expertise

Risk management oversight	Technology and cybersecurity expertise	Strategic planning expertise	Digital commerce experience
Shareholder Outreach
As a company, we are committed to both listening to and being responsive to our shareholders. Our Compensation and Talent Committee carefully considers the results of the annual shareholder vote on the compensation of our named executive officers (NEOs), commonly referred to as "Say on Pay." Throughout 2021, we continued our shareholder outreach campaign to identify views on our executive compensation programs and, where reasonable, implement changes that directly address any concerns.
During the 2021 Annual Meeting of Shareholders, approximately 94% of votes were cast in support of the company’s executive compensation programs, compared to an average of approximately 93% support over the last ten years. As part of our 2021 shareholder outreach campaign, we invited our largest 25 shareholders, representing approximately 74% of our outstanding shares, to discuss their views on executive compensation; board diversity; disclosure; and environmental, social, and governance (ESG) measures. We met with three of our shareholders representing nearly 20% of our outstanding shares. The participants in the outreach team consisted of our Compensation and Talent Committee Chair; Chief Communications and Human Resources Officer; Chief Administrative Officer, General Counsel and Corporate Secretary; Vice President, Investor Relations; and Vice President of Compensation. As a part of the process, the outreach team also engaged MacKenzie Partners, Inc., as an advisor.

Engagement Timeline

Summer 2021	Fall 2021	Winter 2021
Reviewed Say on Pay results, re-assessed executive compensation programs, and planned shareholder outreach	Requested a shareholder engagement meeting with the top 25 shareholders; met with three; and received feedback and insight	Reviewed feedback to assess possible changes to executive compensation, where appropriate
Results of Shareholder Engagement
Below are highlights of our response to feedback from our shareholders on our executive compensation programs during the 2020 and 2021 shareholder outreach campaigns:
•Shareholders requested clear disclosure related to any approved retention and incentive compensation programs. As a result, a detailed disclosure has been included in this Proxy Statement on page 32.
•Shareholders agree with significant portions of executive compensation being performance based. As a result, a significant portion of our NEOs' Long-Term Incentive Plan awards are in the form of performance share units (PSUs), and the 2021 Retention and Incentive Program described on page 32 is 100% performance based.
•Shareholders hold a favorable view toward our diversity practices. Shareholders inquired about board diversity and diversity practices deeper in the organization and were pleased with the current actions being taken. We will continue to grow and advance diversity practices through both current and new programs. We are committed to diversity at all levels and are proud to have diverse board leadership. We remain committed to board diversity and broad representation throughout the company.
•In order to decrease share usage, the burn rate, and potential dilution under our equity compensation plans, awards under the 2021 annual incentive plan were denominated and paid entirely in cash versus a combination of cash and restricted stock units (RSUs) as we did in 2019 and 2020.
Fiscal 2021 Performance Highlights
In fiscal year 2021, we reported our first full year of sales-driven growth in almost a decade, along with adjusted EBITDA margins of 20.2 percent. Sales driven growth, combined with the acquisition of First American Payment Systems (First American) in June 2021, resulted in revenue of $2.022 billion, an increase of 12.9 percent over the prior year. We reported net income of $62.6 million, compared to net income of $5.2 million for fiscal year 2020, and our adjusted EBITDA increased 11.9 percent, from $364.5 million in fiscal year 2020 to $407.8 million in fiscal year 2021. Our fourth quarter was especially strong, as we delivered sales-driven growth in all four segments. The acquisition of First American, the largest in the company's history, gives us an immediate leadership position in a strong secular growth market complementary to our existing businesses. Further, First American brings us a merchant services platform on which we can further grow and gain scale advantage in the marketplace. Our One Deluxe sales model continues to drive cross-selling within our customer base, and the sales strategy is working. In 2021 we achieved a third consecutive year of record sales performance, including closing four of the top ten deals of the last decade. While we continue to experience supply chain and other disruptions resulting from the COVID-19 pandemic, we are encouraged by the continued momentum of our One Deluxe strategy as we transform into a Trusted Payments and Business Technology™ company. See Annex A for a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to the most directly comparable GAAP financial measure.
Executive Compensation Summary
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes components of his 2021 compensation package, including 2021 compensation actions that are specific to him.

Pay Element	Key Features
Base Salary	•2021 annual base salary remained unchanged from 2020, at $900,000
Annual Incentive Plan	•Target annual incentive payout for 2021 was $1,080,000, or 120% of actual base salary •Actual annual incentive payout for 2021 was $941,760, or 87.2% of target
Long-Term Incentives	•For 2021, the target value of the long-term incentive award was $4.0 million, an increase from $3.75 million in 2020, with a mix of stock options, RSUs, and PSUs
2021 Retention and Incentive Program
•Target award of $6.5 million, consisting of 50% PSUs that vest based on absolute total shareholder return and 50% performance units (PUs) that vest based on cumulative earnings per share over a two-year performance period

Long-Term Disability Plan
•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which Mr. McCarthy also participates

The table below describes the components of the 2021 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
Annual Incentive Plan	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, and 20% strategic initiatives, which are defined on page 31
•Awards are paid in cash
•Annual incentive award targets are based on position and range from 50% to 85% of actual base salary and are capped at 200% of target value
•For 2021, target opportunity remained constant for all NEOs, and awards were paid out between 77.6% and 87.2% of target based on enterprise or business unit performance

Long-Term Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 45% PSUs, which vest based on two metrics: absolute (total revenue) and relative (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), 30% stock options, and 25% time-based vesting RSUs

•Award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2021 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

2021 Retention and Incentive Program
•Helps retain talent and drives stock performance for shareholders
•Target mix includes 50% PSUs, which vest based on an absolute TSR metric and 50% PUs, which vest based on a cumulative adjusted EPS metric

•Performance based compensation
•Two-year performance period (fiscal years 2021 and 2022)
•Award amounts varied based on individual responsibilities and organizational impact
•Sought insights through shareholder outreach
•Worked with independent compensation consultant in considering prevailing market best practices
•Awards approved by board in March 2021

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Personal Choice Program	•Used in lieu of perquisites to cover expenses typically incurred by executives as a result of their positions	•Legacy program under which our CAO received a $7,500 quarterly allowance •Program ended on December 31, 2021
Human Capital, Sustainability and Community
We care deeply about our employees, our customers, our environment and the social fabric of the communities we serve, and with the support of our board, our executive leadership team strives to build programs to further these purposes. To that end, management regularly reports to our board regarding employee health, wellness, and safety, and our board is supportive of our commitment to inclusion, diversity, and equity.
Human Capital
Employee Well-being
Well-being in our organization is about having a holistic commitment to provide resources and support for our employees so that they can deliver for customers and shareholders. To do that, we focus on five areas of well-being: financial, emotional, physical, social, and career. We offer an employee assistance program to assist employees on a wide variety of well-being support. We have a relationship with Care.com to allow employees to find tutors, nannies, and daycare centers. In 2021, we added a new sabbatical leave for qualified employees. We provide a YourVoice tool that allows for anonymous feedback directly from employees to management on new ideas, concerns, and questions. We offer a financial resource tool, company wide recognition program, employee discounts, gym discounts, tuition assistance, health advocates, and travel assistance. We offer paid parental leave, along with infertility, adoption, and surrogacy assistance to ensure we are enabling well-being for all of our employees so that they can bring their full selves to work. By enabling our employees in their personal lives, we believe they have more focus and can truly deliver for customers and shareholders.

Health and Safety Response to COVID-19
During the ongoing COVID-19 pandemic, we have remained focused on safeguarding the health and wellbeing of our employees while continuing to deliver for shareholders. We continue to support remote work and have adopted a balanced return to office strategy. Safety protocols remain in effect, including social distancing and enhanced cleaning procedures. We continue to monitor and follow governmental requirements to ensure safety compliance.
A Diverse Workplace
We recognize inclusion, diversity, and equity as an internal and external business imperative. We promote and sustain a culture of inclusion across Deluxe. Our mission is to empower people to bring their full authentic selves to work and foster an environment that reflects the diverse communities we serve. Diversity is important at all levels of our organization, including on our Board of Directors. We are proud to have diverse board leadership through the independent Chair, and we continue to seek diverse talent to bring a wide variety of perspectives to our board and to our company. In 2021, we added Martin Luther King Day and Veterans Day as company holidays, and in 2022 we are adding Juneteenth as a holiday. Our 2021 Annual Incentive Plan also includes diversity measures as part of our strategic initiatives.
Employee Resource Groups
We actively encourage employee resource groups (ERGs), which consist of a recognized group of employees who share the concerns of a common race, gender identity, national origin, sexual orientation, or life experience. Each ERG is voluntary and employee-led, and each has an executive level sponsor. Our Inclusion, Diversity and Equity Council provides overall governance to further our progress on our inclusion, diversity, and equity roadmap, and ERGs are an integral part of achieving that progress. We are proud of the success and expansion of our ERG program and believe that these groups encourage cultural awareness, inclusiveness and respect; promote professional leadership development; provide an organizational resource for recruitment and retention; provide insights and expertise to create a productive and engaging work environment; and strengthen community partnerships.
Community
Our partnerships and charitable work in the communities we serve are an integral part of our core values. This spirit of community is felt throughout our organization and is fostered by our paid volunteer time off (VTO) program for employees, which provides three paid VTO days per year. It is also reflected in our partnership with the Deluxe Corporation Foundation, which enables employees to donate to a not-for-profit organization of their choosing and receive a matching donation, dollar for dollar, up to $2,000 per year. Our commitments go far beyond monetary donations. Several of our top executives serve on boards for major not-for-profit organizations and other community organizations that align with our company values on diversity initiatives, rebuilding communities, and education.
Trust, Security and Privacy
Deluxe is a trusted partner to organizations of all sizes, and this is a responsibility we take seriously. Our robust privacy and information security practices, policies, and controls help us ensure privacy and data security for our customers and shareholders. We have enterprise risk-based data privacy and cybersecurity programs dedicated to protecting our employee, customer, and partner data and other sensitive information. Our privacy policies, together with associated controls and procedures, provide a comprehensive framework to inform and guide the handling of data. These programs dovetail with our Information Security program in a manner designed to ensure that any data we handle remains protected. We employ an in-depth, defensive strategy, utilizing the concept of security layers and the CIA (confidential, integrity and availability) triad model. We have an enterprise risk management committee to oversee and advise on key risk areas of our organization. In the event a cybersecurity incident is identified, our Cyber Security Incident Response team will act in accordance with our Incident and Crisis Management Program.

Sustainability
We are committed to sustainability and environmental initiatives. Protecting the environment and our shared future is key to our business and to delivering the products our customers need. We focus on the following five areas of sustainability:
Our sustainability report is available for download at www.deluxe.com/about/sustainability. This report and our website are not incorporated by reference in, and are not part of, this Proxy Statement.
Code of Ethics
For over 100 years, Deluxe has operated with a focus on our values. Through our steadfast commitment to “doing well by doing right,” we display ethical behaviors every day that allow us to put our customers first, maintain confidentiality, sell responsibly, make good choices, respect one another, maintain a safe and healthy workplace, celebrate inclusion, diversity, and equity, respect human rights, compete fairly, avoid conflicts of interest, avoid bribery and corruption, follow trade laws, protect private information, ensure financial integrity, avoid insider trading, and communicate responsibly. We take reports of suspected violations of our Code of Ethics seriously. There are several reporting channels available to our employees beyond the standard management chain, including a private e-mail address, a reporting hotline, and a website. Every year our employees receive ethics and compliance training to ensure we all know and understand our responsibilities so that we can deliver for shareholders.

Meeting and Voting Information
What is the purpose of the annual meeting?
At our annual meeting, the Board of Directors will ask shareholders to vote on the matters disclosed in the Notice of Annual Meeting of Shareholders. We will also consider any other business that may be properly presented at the meeting (although we are not expecting any other matters to be presented).
How can I attend the meeting?
You can attend the meeting online by logging on our virtual forum at www.virtualshareholdermeeting.com/DLX2022 and following the instructions provided on your proxy card, voter instruction card or Internet Notice.
To participate in the annual meeting, you will need the 16-digit control number included on your proxy card, voter instruction card or Internet Notice. If you do not have this control number at the time of the meeting, you will still be able to attend as a guest, but you will not be able to vote or ask questions.
Why is Deluxe holding a virtual annual meeting?
We are holding a virtual meeting this year because we believe a virtual meeting provides ease of access, real-time communication and cost savings for our shareholders and the company and facilitates shareholder attendance and participation from any location. Additionally, hosting a virtual meeting will eliminate the risks associated with gathering our management, directors and shareholders for an in-person meeting during the ongoing COVID-19 pandemic.
How will the meeting be conducted?
The meeting will be conducted online, in a fashion similar to an in-person meeting. You will be able to attend the meeting online, vote your shares electronically, and submit your questions during the meeting by visiting our virtual forum at www.virtualshareholdermeeting.com/DLX2022 and following the instructions on your proxy card, voter instruction card or Internet Notice. The meeting will begin promptly at 10:00 a.m. CDT. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m. CDT, and you should allow ample time for the check-in procedures.
How can I ask questions during the meeting?
You may submit questions in real time during the meeting through the virtual forum. We are committed to acknowledging each appropriate question we receive in the order that it was received, with a limit of one question per shareholder until we have allowed each shareholder to ask a question. We will allot approximately 15 minutes for questions during the meeting. Submitted questions should follow our Rules of Conduct in order to be addressed during the meeting. Our Rules of Conduct will be posted on the forum.
What can I do if I need technical assistance during the meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual forum log-in page.
If I can’t attend the meeting, how do I vote or listen to it later?
You do not need to attend the virtual meeting to vote if you submitted your vote via proxy in advance of the meeting. A replay of the meeting, including the questions answered during the meeting, will be available on www.deluxe.com through May 20, 2022.
Who is entitled to vote at the meeting?
The board has set February 28, 2022, as the record date for the meeting. If you were a shareholder of record at the close of business on February 28, 2022, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date. Cumulative voting for the election of directors is not permitted. As of the record date, 42,855,477 shares of our common stock were outstanding. We do not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?
A quorum is necessary to hold the meeting and conduct business. The presence of shareholders who can direct the vote of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A shareholder is counted present at the meeting if the shareholder (1) is present and votes at the virtual meeting, or (2) has properly submitted a proxy or voted by telephone or the Internet. If you vote "WITHHOLD" or "ABSTAIN," your shares will still be counted as present at the meeting for the purposes of determining a quorum.
What is the difference between a shareholder of record and a "street name" holder?
If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trustee, or other nominee, you are still considered the beneficial owner of the shares, but your shares are deemed to be held in "street name."
Who pays the cost of proxy preparation and solicitation?
We pay for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. We are soliciting proxies primarily by use of the Internet. In addition, our directors, officers, and employees may solicit proxies personally or by email, mail, or telephone. These individuals receive no additional compensation for these services.
How many votes are required to approve each item, and how does the Board recommend that I vote?

Proposals	Votes Required	Voting Options	Board Recommendation	Broker Discretionary Voting Allowed [1]	Effect of Withhold Vote / Abstention	Effect of Broker Non-Vote [1]
Item 1. Election of the nine directors listed in this Proxy Statement	Plurality of the votes present and entitled to vote on this item [2]	For or withhold	"FOR" each director nominee	No	Directors who receive more "WITHHOLD" votes than "FOR" votes must tender their resignation	None
Item 2. Advisory vote (non-binding) to approve compensation of our Named Executive Officers	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 3. Approval of the Deluxe Corporation 2022 Stock Incentive Plan	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	No	Same as an "AGAINST" vote	None
Item 4. Ratification of the appointment of PricewaterhouseCoopers LLP as Deluxe’s independent registered public accounting firm for the fiscal year ending December 31, 2022	Majority of votes present and entitled to vote on this item [3]	For, against or abstain	"FOR"	Yes	Same as an "AGAINST" vote	Not applicable
(1)If you are a beneficial owner but not the record holder, you generally cannot vote your shares directly and must instead instruct your broker, trustee, bank or nominee how to vote your shares using the voting instruction form provided by that intermediary party. If you do not provide voting instructions, whether your shares can be voted by this party depends on the type of matter being considered. If this party does not have discretion to vote your shares, your shares will not be voted unless you provide instructions. Broker non-votes will generally have no effect in determining whether any proposals to be voted on at the meeting are approved.
(2)A plurality means that the nine nominees receiving the most votes will be elected. In an uncontested election of directors, our Corporate Governance Guidelines require that if an incumbent director receives more "WITHHOLD" votes than "FOR" votes in this type of an election, that director nominee must tender his or her resignation to the board following the certification of the shareholder vote. The Corporate Governance Committee must then make recommendations to the board as to whether to accept the letter of resignation, and the board must take action with respect to this recommendation and disclose its decision-making process.
(3)This amount must be a least a majority of the minimum number of shares entitled to vote that would constitute a quorum. "Shares present" includes shares represented by attendance or by proxy at the virtual annual meeting.

How do I vote my shares?
We are mailing the Internet Notice on or about March 14, 2022 to shareholders of record. If your shares are held in street name, your broker or other agent is responsible for sending you an Internet Notice. You will not receive a printed copy of these proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Internet Notice. Instead, the Internet Notice will instruct you how to access and review all the important information contained in these proxy materials, and how to vote. If you received an Internet Notice by mail and would like to receive a printed copy of these proxy materials, you should follow the instructions for requesting such materials included in the Internet Notice.

Voting Methods
	Step-by-Step Instructions	Voting Deadline
Internet
Instructions can be found on the Internet Notice. The Internet procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Go to www.proxyvote.com
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 26, 2022 •Internet voting is available 24 hours a day
Telephone
The telephone procedures are designed to (1) verify your identity, (2) provide voting instructions, and (3) confirm those voting instructions have been properly recorded
•Call 800-690-6903 (toll-free)
•You will need the 16-digit control number on your Internet Notice, proxy card or voter instruction card
•11:59 p.m. EDT on April 26, 2022 •Telephone voting is available 24 hours a day
Mail [1]
You own your shares directly:
•Complete, sign, and date the proxy card
•Mail it in the pre-addressed envelope that accompanies the proxy card

You own your shares in street name:
•Request a voting instruction card according to the instructions on the Internet Notice provided to you by your broker or other agent
•Complete, sign, and date the voting instruction card provided by the broker or other agent
•Mail the voting instruction card in the pre-addressed envelope provided

•Directly-Held Shares: Proxy cards must be received before April 27, 2022 (date of the annual meeting) in order for the shares to be timely voted
•Shares Held in Street Name: Voting instruction cards must be received before the date specified on the voting instruction card in order for the shares to be timely voted

At the virtual meeting	If you attend the virtual meeting, you will be able to vote online at www.virtualshareholdermeeting.com/DLX2022	•April 27, 2022 until the voting polls are announced closed
(1)This option is only available to shareholders who receive a paper proxy card or receive a voting instruction card.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
It means you hold shares registered in more than one account. To ensure that all of your shares are voted, if you vote by telephone or the Internet, vote once for each Internet Notice you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, EQ Shareowner Services at P.O. Box 64874, St. Paul, MN 55164 or by toll-free telephone at (800) 401-1957. You also may receive a "voting instruction" card, which looks very similar to a proxy card. Voting instructions are prepared by brokers, trustees, banks or nominees for shareholders who hold shares in street name.
What if I submit my proxy but do not specify how I want my shares voted?
If you vote your shares directly (as opposed to voting through a broker or other intermediary) and do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, the proxy holder will vote them as the board recommends as outlined above.

Can I change my vote?
Yes. If you attend the virtual meeting, whether you are a shareholder of record or hold your shares in street name, you may change your vote online during the meeting (attendance will not, by itself, revoke a proxy). If you are a shareholder of record, you can change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:
•by sending a written notice of revocation of your proxy to our Corporate Secretary;
•by submitting another properly signed proxy card at a later date to our Corporate Secretary; or
•by submitting another proxy by telephone or the Internet at a later date.
If you hold your shares in street name, you must follow the voting instructions provided to you by your broker, trustee, bank or nominee.

ITEM 1: ELECTION OF DIRECTORS
Nominees for Election
There are currently ten individuals serving on our board. Each director's term expires as of the date of the annual meeting of shareholders. Victoria A. Treyger has determined not to stand for re-election. The board recommends that the nine individuals presented on the following pages, all of whom are current directors, be elected to serve on the board until the 2023 annual meeting of shareholders. With the exception of Mr. McCarthy, who serves as our President and CEO and therefore is not independent, all nominees have been determined by the board to meet the independence standards of the New York Stock Exchange (NYSE) (see the discussion of Director Independence in the "Board Structure and Governance" section of this Proxy Statement).
Each of the individuals listed below has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated in the proxy card.
Pursuant to our Corporate Governance Guidelines, at any shareholder meeting at which directors are subject to an uncontested election (i.e., an election where the only nominees are those recommended by the board), any nominee for director who receives a greater number of "WITHHOLD" votes from his or her election than "FOR" votes shall submit to the board, within five (5) business days of certification of the shareholder vote by the Inspector of Elections, a written offer to resign from the board. The Corporate Governance Committee shall promptly consider the resignation offer and recommend to the full board whether to accept it. The board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote by the Inspector of Elections, which action may include, without limitation, acceptance of the offer of resignation, adoption of measures intended to address the perceived issues underlying the vote, or rejection of the resignation offer. Thereafter, the board will disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the offer, if applicable, in a Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission (SEC) within four business days after the board’s determination.
The board recommends that you vote "FOR" the election of each of the following nominees:

William C. Cobb Former President and CEO, H&R Block, Inc. Director since: 2020 Age: 65 Independent: Yes
Background
•Director and Independent Chairman of Frontdoor, Inc., a provider of home service plans, since 2018 (Nasdaq: FTDR)
•Served as President and Chief Executive Officer of H&R Block, Inc. from 2011 to 2017, where he was also a director
•Held various leadership positions at eBay Inc., including President, eBay North America Marketplaces
•Served in various senior sales and marketing positions with PepsiCo, Inc.
Qualifications
•Extensive background in marketing, technology, and digital commerce, which will assist us as we continue to transform our company, particularly in the areas of cloud solutions
•As a public-company CEO at H&R Block, he dealt with a broad range of human capital management, environmental, and social issues, and assumed responsibility for enterprise risk management
•His history of service on public company boards, as well as his executive leadership roles with H&R Block, eBay and PepsiCo, make him uniquely qualified to advise on an array of matters facing public companies
Committees: Audit; Finance (Chair)

Paul R. Garcia Retired Chairman and CEO, Global Payments Inc. Director since: 2020 Age: 69 Independent: Yes
Background
•Retired Chairman and Chief Executive Officer of Global Payments Inc., a publicly traded, leading provider of credit card processing, check authorization and other electronic payment processing services, from 2001 to 2014
•Former President and CEO of NaBanco, an electronic credit card processor
Qualifications
•As a pioneer in the financial services industry, he has extensive experience in the payments space, which is one of our major strategic areas of focus
•Currently serves on the boards of directors of Repay Holdings Corporation (Nasdaq: RPAY) and United Health Group (NYSE: UNH)
Committees: Audit; Compensation and Talent

Cheryl E. Mayberry McKissack CEO of Nia Enterprises LLC Director since: 2000 Independent Chair since: 2019 Age: 66 Independent: Yes
Background
•Independent Chair of Deluxe since 2019
•Chief Executive Officer (2000-present) of Nia Enterprises LLC, a Chicago-based marketing, entrepreneurial business and digital consulting firm, and President, Board Member and co-owner of privately held Black Opal Inc., a cosmetics and skin care firm consisting of two brands, Black Opal and Fashion Fair cosmetics, co-owned under Nia Enterprises. LLC
•CEO of Ebony Media Operations LLC (May 2016-March 2017), a print and media company
•COO of Johnson Publishing Company (JPC) and President of its affiliate, JPC Digital (2013-2016)
•Provided project support to JPC under a consulting relationship between Nia Enterprises and JPC prior to her appointment as COO and President of JPC Digital, including launching the ebony.com website and several other transformational digital and business projects
•Served as the Worldwide Senior Vice President and General Manager for Open Port Technology and was Vice President for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics)
Qualifications
•Regarded as an expert on entrepreneurship and the art of selling; author of the book, The Entrepreneurial Sell, published in 2018
•Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University, where she lectured for 10 years (2005-2015)
•As a successful entrepreneur and digital technology executive, brings a unique perspective to the board
•Given that two of our segments are cloud solutions and promotional solutions, her experience in SaaS marketing and new media solutions is a valuable complement to the skills she brings to the board as a small business owner and former executive of several technology and new business ventures
Committees: Compensation and Talent; Corporate Governance

Barry C. McCarthy President and CEO of Deluxe Corporation Director since: 2018 Age: 58 Independent: No
Background
•President and CEO of Deluxe Corporation since 2018
•Served in various senior executive positions during the previous 14 years, most recently, from 2014 to 2018, as Executive Vice President and Head of Network and Security Solutions, a $1.5 billion publicly reported segment of First Data Corporation, a financial services company since acquired by Fiserv Inc.
Qualifications
•Sole member of our management represented on the board
•Leads the development and execution of our strategies by drawing on his strong background in product development, sales, marketing, and technology innovation
•Significant experience leading corporate transformations
•Accomplished executive and financial technology leader with an extensive track record of developing and building innovative, tech-enabled solutions
Committees: None

Don J. McGrath Managing Partner of Diamond Bear Partners LLC Director since: 2007 Age: 73 Independent: Yes
Background
•Managing Partner and co-founder of Diamond Bear Partners LLC, an investment company, since 2009
•Chairman and CEO (2005-2009) and President and COO (1998-2004) of BancWest Corporation, a $75 billion bank holding company serving nearly three million households and businesses
•Director of BancWest (1998-2010)
•Served as Chairman of the Board of Bank of the West (a BancWest subsidiary) and as CEO (1996-2007)
•Appointed to the President's Council on Financial Literacy in 2008
Qualifications
•40 years of experience in the banking and financial services industry, particularly in the large bank sector, enables him to provide us with valuable insight into this important portion of our customer base
•Led BancWest through an era of significant growth and therefore is well-suited for our board as we continue to execute our transformational growth strategies
Committees: Audit; Corporate Governance (Chair)

Thomas J. Reddin Managing Partner of Red Dog Ventures LLC Director since: 2014 Age: 61 Independent: Yes
Background
•Principal of Red Dog Ventures LLC, a venture capital and advisory firm for early stage digital companies, which he founded in 2007, and of which he has been the Managing Partner since 2009
•Served as the Chief Executive Officer (2008-2009) of Richard Petty Motorsports
•Chief Marketing Officer (1999-2000); President and Chief Operating Officer (2000-2005); and Chief Executive Officer (2005-2007) of LendingTree.com, an online lending exchange
Qualifications
•17 years of experience in the consumer goods industry, including 12 years at Kraft General Foods and five years at Coca-Cola USA, where he managed the Coca-Cola® brand as Vice President of Consumer Marketing and played a lead role in the introduction of bottled water in the U.S. market
•Brings a wealth of experience in data and data analytics, digital marketing, e-commerce, and product management, all of which are central to our growth strategy
•His extensive leadership experience, including serving on multiple public company boards and audit, compensation, nominating, and governance committees, further qualify him for his role as a member of the board
•Currently serves on the boards of directors of Asbury Automotive Group, Inc. (NYSE: ABG), where he serves as Chair of the Board, Tanger Factory Outlet Centers, Inc. (NYSE: SKT), where he serves as Chair of the Compensation Committee, and previously served on the boards of Premier Farnell PLC, Valassis Communications, Inc. and R.H. Donnelley Corporation
Committees: Compensation and Talent (Chair); Finance

Martyn R. Redgrave Managing Partner and CEO of Agate Creek Partners LLC Director since: 2001 Age: 69 Independent: Yes
Background
•Managing Partner and CEO of Agate Creek Partners LLC, a professional governance and consulting services company co-founded by Mr. Redgrave in 2014
•Executive Vice President and Chief Administration Officer (2005-2012), Chief Financial Officer (2006-2007), and Senior Advisor (2012-2014) to L Brands, Inc. (formerly known as Limited Brands, Inc.), one of the world’s leading personal care, beauty, intimate apparel and specialty apparel retailers
Qualifications
•Served as Independent Chairman of our board (2012-2019)
•In addition to bringing extensive operations management experience and financial and accounting acumen to the board, his background in overseeing the reporting systems and controls of complex business operations is particularly relevant to the work of our board
•Throughout his career, has had direct involvement with matters similar to those encountered by our company, such as operations management, financial reporting and controls, enterprise risk management, information technology systems, data management and protection, and access to capital markets
•His background also includes mergers and acquisitions and financial analysis, continuing areas of importance for us
•Currently serves on the Board of Directors of Igniting Consumer Growth Acquisition Company Limited, a special purpose acquisition company focused on consumer facing companies
•Served on the Boards of Directors of Francesca's Holdings Corporation and Popeye's Louisiana Kitchen, Inc. (2013-2017, when the company was sold)
Committees: Compensation and Talent; Corporate Governance

John L. Stauch President and CEO of Pentair plc Director since: 2016 Age: 57 Independent: Yes
Background
•Since 2018, President and Chief Executive Officer and a director of Pentair plc (NYSE: PNR), a leading water treatment company; served as Pentair's Executive Vice President and Chief Financial Officer from 2007-2018
•Chief Financial Officer of the Automation and Control Systems unit (2005-2007) of Honeywell International, Inc.
•Served as Chief Financial Officer and Information Technology Director of PerkinElmer Optoelectronics and various executive, investor relations and managerial finance positions within Honeywell International, Inc. and its predecessor AlliedSignal, Inc. (1994-2005)
Qualifications
•His role as President and CEO of Pentair plc, and his prior service as CFO of Pentair for 11 years, renders him a financial expert, and he has extensive direct experience with many aspects of public company strategy and operations
Committees: Audit (Chair); Finance

Telisa L. Yancy President, Direct to Consumer, American Family Insurance Director since: 2021 Age: 55 Independent: Yes
Background
•President, Direct to Consumer, of American Family Insurance, since July 2021
•Previous positions at American Family include serving as Chief Operating Officer Agency Business, from 2019 to 2021, and as Chief Marketing Officer from 2015 to 2019
•Held general management, sales, marketing and operations leadership positions in a variety of industries
Qualifications
•Her background in understanding customers, products, and digital ecosystems provides guidance as we continue to transform our business and encourage cross-selling of products and services across our segments
•Her operations leadership experience allows her to advise on customer service, operations, marketing, technology, and sales initiatives
•Currently serves as a director for National Public Radio and the American Property and Casualty Insurance Association
Committees: Audit; Compensation and Talent

Director Skills, Experience, Background and Tenure
We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. Along with our board, our Corporate Governance Committee is responsible for assessing the appropriate skills, experience, and background that we seek in board members in the context of our business and the existing composition of our board. This assessment includes numerous factors, including, but not limited to, the following:
•independence;
•relevant skills and expertise; and
•diversity of background and experience.
Our board determines whether a nominee's background, experience, personal characteristics, and skills will advance the goal of creating and sustaining a board that can support and oversee our company's complex activities. Our board is committed to actively seeking superior, diverse director candidates for consideration and invites candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. As set forth in our Corporate Governance Guidelines, the committee and the board periodically review and assess the effectiveness of the practices used in considering potential director candidates. Following this process has ensured that our board is comprised of experienced leaders with a combination of the skills and business expertise necessary to provide appropriate oversight, critical viewpoints and guidance to a transforming business.
If all of the nominees are elected to the board, after the 2022 annual meeting of shareholders, our directors will have served an average of approximately nine years on the board, ranging from less than one year to twenty-two years of board service. This mix of tenure on the board is intended to support the view that the board as a whole represents a "portfolio" of new perspectives and deep institutional knowledge.

BOARD STRUCTURE AND GOVERNANCE
Corporate Governance at Deluxe
We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of our company. Below is a summary of our governance practices.

Independent Board	•Eight of our nine director nominees are independent
Board Diversity	•Two of our director nominees self-identify as African-American, one as Hispanic, and two as female
Independent Chair of the Board
•Acts as a liaison between management and the board
•Provides independent advice and counsel to the President and CEO
•In concert with the President and CEO, develops and sets the agenda for meetings of the board and annual meetings of shareholders
•Calls special meetings of the board when appropriate
•Ensures that the independent directors hold executive sessions and presides over these sessions

Annual President and CEO Evaluation and Succession Planning
•The board annually evaluates the President and CEO's performance
•The board annually conducts a rigorous review and assessment of the succession planning process for the President and CEO and other executive officers

Annual Director Election and Outside Board Service	•Each director is elected on an annual basis •Currently, no director serves on more than two other public company boards, and our President and CEO does not serve on any other public company boards
Director Stock Ownership
•Within five years after initial appointment or election to the board, each independent director is required to own our common stock with a market value of at least five times the director's annual cash retainer

Stock Hedging and Pledging Policies
•Our insider trading policy bars our directors and executive officers from owning financial instruments or participating in investment strategies that hedge the economic risk of owning our stock
•We prohibit executive officers and directors from pledging our securities as collateral for loans (including margin loans)

No “Poison Pill”	•We do not have a "poison pill" in place
Risk Management
•We have a rigorous enterprise risk management (ERM) program targeting controls over operational, financial, legal/regulatory compliance, reputational, technology, privacy, data security, strategic, and other risks that could adversely affect our business, which also includes crisis management and business continuity planning
•Through regular reports from management, our board oversees our employee wellness and diversity initiatives, as well as the steps we are taking toward encouraging sustainability at our new Minneapolis and Atlanta office locations

Board Effectiveness Reviews	•We conduct annual self-assessments of the board and each of its committees, and from time to time include in that process independent third-party effectiveness reviews of the board
Board Oversight and Director Independence
Our businesses, property, and affairs are managed under the general direction of our board. In providing this oversight, the board adheres to a set of Corporate Governance Guidelines designed to ensure that the board has access to relevant information and is structured and operates in a manner allowing it to exercise independent business judgment.
A critical component of our corporate governance philosophy is that a majority of our directors meet strict standards of independence, meaning that they have no relationship with our company, directly or indirectly, that could impair their ability to make objective and informed judgments regarding all matters of significance to us and our shareholders. The listing standards of the NYSE require that a majority of our directors be independent, and that our Audit, Compensation and Talent, and Corporate Governance Committees be comprised entirely of independent directors. In order to be deemed independent, a director must be determined by the board to have no material relationship with us other than as a director. In accordance with the NYSE listing standards, our board has adopted formal Director Independence Standards setting forth the specific criteria by which the independence of our directors is determined. These standards include restrictions on the nature and extent of any affiliations that directors and their immediate family members may have with us, our independent registered public accounting firm, or any commercial or not-for-profit entity with which we have a relationship, and also require consideration of any other relationship that may impair independence. Consistent with regulations issued by the SEC and NYSE listing standards, our Director Independence Standards also have heightened standards for Audit and Compensation and Talent Committee members. The complete text of our Director Independence Standards is posted on our website at www.investors.deluxe.com/governance/governance-documents.

Following its assessment, the board has determined that every director and nominee, with the exception of Mr. McCarthy, satisfies our Director Independence Standards. The board has also determined that each member of its Audit, Compensation and Talent, Corporate Governance, and Finance Committees is independent.
Corporate Governance Guidelines
Our board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, director retirement policies, board and committee structure and processes, director education, CEO evaluation, management succession planning and conflicts of interest. Investors may find these guidelines on our website at www.investors.deluxe.com/governance/governance-documents.
Board Effectiveness and Evaluations
Our board and each of its committees conducts an annual self-evaluation of its performance and processes, all of which are overseen by the board's Corporate Governance Committee. These evaluations are designed to ensure that the board and its committees are functioning effectively and to identify any issues or potential areas for improvement. In addition, from time to time, the board undergoes an effectiveness evaluation conducted by an independent, third-party governance expert.
Code of Business Ethics
All of our directors and employees, including our NEOs, are required to comply with our Code of Ethics to help ensure that our business is conducted in accordance with applicable legal and ethical standards. Our Code of Ethics requires strict adherence to the letter and spirit of all laws and regulations applicable to our business, and addresses professional conduct, including customer relationships, respect for co-workers, conflicts of interest, insider trading, the integrity of our financial recordkeeping and reporting, and the protection of our intellectual property and confidential information. Employees are required to report any violations or suspected violations of the Code of Ethics to management or our legal department, or by using our confidential, third-party ethics and compliance hotline. The full text of our Code of Ethics is posted on our website at www.investors.deluxe.com/governance/governance-documents. The Code of Ethics is available in print, free of charge, to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Policies and Procedures with Respect to Related Person Transactions
The board has adopted a written policy under which the Audit Committee is responsible for reviewing and, as appropriate, approving any proposed related person transactions. Specifically, the policy requires that any transaction: (a) involving our company; (b) in which any of our directors, nominees for director, executive officers, or greater than five percent shareholders, their immediate family members, or the associates of these persons have a direct or indirect material interest; and (c) where the amount involved exceeds $120,000 in any fiscal year, be approved in advance by the Audit Committee. A related party transaction may only be approved if the transaction is determined to be consistent with the best interests of the company and its shareholders. In determining whether to approve such transaction, the committee must consider, in addition to other factors deemed appropriate, whether the transaction is on terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The committee has the discretion to impose such conditions as it deems necessary and appropriate on the company or the related person in connection with the transaction. No director may participate in any review or approval of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction. There have been no related person transactions since the beginning of 2021 that require disclosure and approval under this policy.
Board Composition and Qualifications
Our Corporate Governance Committee oversees the process for identifying, evaluating and recommending the nomination of candidates for the board. While not maintaining a specific policy on board diversity requirements, we do believe that our directors should have diverse backgrounds and possess a variety of qualifications, experience, and knowledge that complement the attributes of other board members and enable them to contribute effectively to the board's oversight role, and we invite candidates to self-identify diversity in their background, including gender, sexual orientation, race or ethnicity, as well as diversity in their work experiences. We also believe that a predominance of board members should have a background in business, including experience in markets served by us or in which we are developing product and service offerings, and we recognize the benefit of board members having an understanding of the methods by which other boards address issues common to publicly traded companies. We also believe the board should include both actively employed and retired senior corporate officers, and that the board should include directors with a mix of tenures. The board believes that the diverse mix of skills, qualifications and experience represented by the nominees (as addressed more fully above under "Director Skills, Experience, Background and Tenure"), as well as its ongoing evaluation and continuous improvement processes (discussed above under "Board Effectiveness and Evaluations"), enables the board to perform its responsibilities effectively.
The board has established the following specific guidelines for nominees to the board:
•A majority of the board must be comprised of independent directors, the current standards for which are discussed above under "Board Oversight and Director Independence."
•Non-employees should not be nominated for re-election to the board after their 75th birthday.
•A non-employee director who ceases to hold the employment position held at the time of election to the board, or who has a significant change in position, must offer to resign from the board. The Corporate Governance Committee will then consider whether the change of status is likely to impact the director's qualifications and make a recommendation to the board as to whether the resignation should be accepted.
•Management directors who terminate employment with our company or experience a reduction in employment level, position, or responsibilities, must offer to resign from the board. The board will then decide whether to accept the director's resignation, provided that no more than one former CEO of the company should serve on the board at any one time.
Director Selection Process
All board members are elected annually by our shareholders, subject to the board's right to fill vacancies in existing or new director positions on an interim basis. Based on advice from the Corporate Governance Committee, each year the board recommends a slate of nominees to be presented for election at the annual meeting of shareholders. Ms. Yancy was recommended to the board by a third-party search firm in response to specifications identified by a search committee of the board.
The Corporate Governance Committee considers candidates recommended by members of the board or recommended by our shareholders, and the committee reviews such candidates in accordance with our bylaws and applicable legal and regulatory requirements. Candidates recommended by our shareholders are evaluated using the same criteria and same procedures as candidates recommended by board members. In order for such shareholder recommendations to be considered, shareholders must provide the Corporate Governance Committee with sufficient written documentation to permit a determination by the board as to whether a candidate meets the required and desired director selection criteria and our Corporate Governance Guidelines applicable to directors, as outlined above. Such documentation and the name of the recommended director candidate must be sent by mail to our Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders. Our Corporate Secretary will send properly submitted shareholder recommendations to the Chair of the Corporate Governance Committee for consideration.
Our bylaws require any shareholder wishing to formally nominate a candidate at the annual meeting of shareholders to give written notice of the nomination to our President and CEO or Corporate Secretary no later than 90 days prior to the first anniversary of the previous year's annual meeting. The shareholder must attend the meeting with the candidate and propose the candidate's nomination for election to the board at the meeting. In addition to certain information about the shareholder, as described in our bylaws, the shareholder's notice must set forth as to each nominee: 1) the name, age, business address and residence address of the person; 2) the principal occupation or employment of the person; 3) the number of shares of our stock owned by the person; 4) the written and acknowledged statement of the person that such person is willing to serve as a director; and 5) any other information relating to the person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the Exchange Act), if the election of the candidate had been solicited by or on behalf of the board. No shareholders submitted director nominations in connection with this year's meeting. Any shareholders desiring to present a candidate at the 2023 annual meeting of shareholders must furnish the required notice no later than January 27, 2023.
When a vacancy or a new position on the board needs to be filled, the President and CEO, in consultation with the Chair of the Corporate Governance Committee, drafts a profile of the candidate believed to provide the most meaningful contribution to the board as a whole. The profile is submitted to the committee, or its nominee, for approval. In order to properly staff its various committees and support its succession planning initiatives, the board currently believes that a board consisting of nine to eleven directors is the optimal size. Historically, we have engaged a third-party search firm to assist us in identifying suitable candidates for open director positions. The firm selected, as well as the specific terms of the engagement, are based on specifically established search criteria. Members of the board also are given the opportunity to submit names of potential candidates based on the profile developed. Each candidate is subject to an initial screening process after which the selected candidates are interviewed. The independent Chair of the Board, the President and CEO and at least a majority of the committee interviews each selected candidate and, concurrently with the interviews, the candidate must confirm his or her availability for regularly scheduled board and committee meetings. The committee also assesses each candidate's potential conflicts of interest and the ways in which the candidate's qualifications, experience and knowledge complement those of existing members of the board. The committee reviews the interviewers' reports and recommendations and makes the final determination as to which candidates are recommended for election to the board. Depending on when suitable candidates are identified, the board may decide to appoint a new director to serve on the board until the next annual meeting of shareholders.
Meetings of the Board of Directors
There were nine meetings of the board in 2021. Each director attended, in person, virtually, or by telephone, at least 75 percent of the aggregate of all meetings of the board and its committees on which such director served during the year. It is our policy that directors attend our annual shareholder meetings. All of our directors who served on the board at the time attended our virtual annual shareholder meeting in 2021.
Board Responsibilities
The board oversees, counsels, and directs management in the long-term interests of our company and our shareholders. The board's responsibilities include:
•overseeing the conduct of our business and the assessment of enterprise risks to evaluate whether the business is being properly managed;
•reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;
•planning for President and CEO succession and monitoring succession planning for other executive officers; and
•overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, as well as our compliance with law and our Code of Ethics.
The board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time, as appropriate. At each board meeting, time is reserved for the independent directors to meet without management present. Officers and members of management regularly attend board meetings to present information on our business and strategy.
Committee Membership and Responsibilities
The board assigns responsibilities and delegates authority to its committees, and these committees regularly report on their activities and actions to the board. The board has four standing committees: Audit, Compensation and Talent, Corporate Governance, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. Each committee has a written charter approved by the board. We post each charter on our website at www.investors.deluxe.com/governance/governance-documents. A copy of each charter is available upon request by contacting our Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402. The following table identifies the current committee members as of the date of this Proxy Statement.

Committee Memberships
Name	Audit	Compensation and Talent	Corporate Governance	Finance
William C. Cobb	✓			C
Paul R. Garcia	✓	✓
Cheryl E. Mayberry McKissack		✓	✓
Barry C. McCarthy
Don J. McGrath	✓		C
Thomas J. Reddin		C		✓
Martyn R. Redgrave		✓	✓
John L. Stauch	C			✓
Victoria A. Treyger			✓	✓
Telisa L. Yancy[1]	✓	✓
✓ Committee Member      C Committee Chair
(1)Ms. Yancy joined the board on May 11, 2021.

The following tables provide a summary of each committee's responsibilities, the number of meetings held by each committee during the last fiscal year and the names of the directors who served on each committee.

Audit Committee Number of meetings in 2021: 8 Directors who serve on the committee: John L. Stauch, Chair William C. Cobb Paul R. Garcia Don J. McGrath Telisa L. Yancy
•Subject to ratification by our shareholders, appoints the independent registered public accounting firm and oversees its work
•Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees
•Reviews and discusses with management and the independent registered public accounting firm our annual audited financial statements and recommends to the board whether the such statements should be included in our Annual Report on Form 10-K
•Reviews and discusses with management and the independent registered public accounting firm our quarterly financial statements
•Reviews and discusses with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including the adequacy of internal controls and significant non-cash goodwill evaluations
•Reviews and discusses with the independent registered public accounting firm our critical accounting policies and practices, alternative treatments of financial information within generally accepted accounting principles (GAAP) that have been discussed with management, and other material written communications between the independent registered public accounting firm and management
•Reviews and discusses with management our earnings press releases, including the use of any pro forma or adjusted information outside of GAAP, as well as financial information and earnings guidance
•Oversees the work of our internal auditors
•Reviews the effectiveness of our legal and ethical compliance programs and maintains procedures for receiving, retaining and handling complaints by employees regarding accounting, internal controls, and auditing matters
•Reviews and discusses, with management and the board, our enterprise risk assessment and risk management practices, as well as reports to the board any material risks identified in the course of performing its responsibilities
•Receives, reviews, and oversees management responses to certain regulatory and other compliance audits, including Federal Financial Institutions Examination Council examinations

Compensation and Talent Committee Number of meetings in 2021: 6 Directors who serve on the committee: Thomas J. Reddin, Chair Paul R. Garcia Cheryl E. Mayberry McKissack Martyn R. Redgrave Telisa L. Yancy
•Develops our executive compensation philosophy
•Evaluates and recommends incentive compensation plans for executive officers and other key managers, and all equity-based compensation plans, and oversees the administration of these and other employee compensation and benefit plans
•Reviews and approves corporate goals and objectives relating to the President and CEO's compensation, leads an annual evaluation of the President and CEO's performance in light of those goals and objectives, and recommends to the board the President and CEO's compensation based on this evaluation
•Reviews and approves other executive officers' compensation
•Establishes and certifies attainment of incentive compensation goals and performance measurements applicable to our executive officers
•Considers shareholder advisory votes related to executive compensation and considers risks created by or related to the design of our compensation programs
•Oversees human capital management, including talent development and our diversity, equity and inclusion program
•Retains and, in accordance with SEC requirements, determines the independence of, consultants that assist in its activities
•Reports to the board any material risks identified in the course of performing its responsibilities

Corporate Governance Committee Number of meetings in 2021: 4 Directors who serve on the committee: Don J. McGrath, Chair Cheryl E. Mayberry McKissack Martyn R. Redgrave Victoria A. Treyger
•Reviews and recommends the size and composition of the board
•Establishes criteria and procedures for identifying and evaluating potential board candidates
•Reviews nominations received from the board or shareholders and recommends candidates for election to the board
•Establishes policies and procedures to ensure the ongoing effectiveness of the board, including policies regarding retirement, review of qualifications of incumbent directors, and conflicts of interest
•Establishes guidelines for conducting board meetings
•Oversees the annual assessment of the board's performance
•In consultation with the Compensation and Talent Committee, reviews and recommends to the board the amount and form of all compensation paid to directors
•Recommends to the board the size, composition, and responsibilities of all board committees
•Reviews and makes recommendations to the board regarding candidates for key executive officer positions and monitors CEO and management succession plans
•Develops and recommends corporate governance guidelines, policies and procedures
•Reports to the board any material risks identified in the course of performing its responsibilities

Finance Committee Number of meetings in 2021: 6 Directors who serve on the committee: William C. Cobb, Chair Thomas J. Reddin John L. Stauch Victoria A. Treyger
•Evaluates and approves acquisitions, divestitures and capital projects in excess of $10 million, and reviews other material financial transactions outside the scope of normal ongoing business activity
•Reviews and approves our annual financing plans, as well as credit facilities maintained by us
•Reviews financial performance and forecasts
•Reviews and recommends changes to the capital structure, including policies concerning corporate finance matters such as capitalization, investment of assets, and debt/equity guidelines
•Reviews and recommends dividend policy and approves declarations of regular shareholder dividends
•Reviews and makes recommendations to the board regarding financial strategy and proposals concerning the sale, repurchase or split of our securities
•Reports to the board financial risk management policies, as well as reports to the board any material risks identified in the course of performing its responsibilities

Communications with Directors
Any interested party having concerns about our governance or business practices, or otherwise wishing to communicate with our board, our independent directors as a group or any individual director, may submit such concerns in writing to the independent Chair of the Board, or the designated group of directors or individual director, in the care of the Corporate Secretary, Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
Board Leadership Structure; Independent Chair
The board does not maintain a written policy regarding separation of the offices of Chair and CEO, believing that this issue should be addressed as part of the board's succession planning processes. However, the board has maintained a separation of the Chair and CEO roles since 2005. The board has found this structure to be effective, both in allowing the CEO to focus on execution of our strategy and allowing the Chair to assist the CEO in managing the work of the board. This structure also reinforces the value of independent board oversight from a risk management perspective. Cheryl Mayberry McKissack has been independent Chair of the Board since 2019.
Board Role in Risk Oversight
The board takes an active role in risk oversight, both as a full board and through its committees. Our independent directors regularly meet in executive session, without management present, to assess the quality of the board's meetings and to provide their observations to the President and CEO regarding our business challenges and risk mitigation strategies, among other things. Management conducts an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee, the chair of which provides a synopsis to the board. Updates are provided as needed at board meetings. The objectives for the risk assessment process include the following: (1) addressing the NYSE governance requirement that the Audit Committee discuss policies related to risk assessment and risk management; (2) developing a defined list of key risks to be monitored by the board, its committees, and management; (3) determining whether any risks require additional or higher-priority mitigation efforts; (4) facilitating discussion of the risk factors to be included in our SEC reports; and (5) guiding the development of our internal audit plans.
In 2021, the risk-assessment process was conducted by our ERM steering committee, led by members of our Assurance and Risk Advisory Services department, our Chief Financial Officer, and our Chief Administrative Officer, working with the executive leadership team and senior-level staff, including the Chief Compliance Officer and the Chief Information Security Officer. The ERM steering committee evaluated potential risks and associated mitigating factors and strategies across our company. Identified risks were prioritized based on the potential exposure to our company, measured as a function of likelihood of occurrence and potential severity of impact if the risk were to materialize. The process included evaluating management's preparedness to respond to the risk. The risk profiles and current and future mitigating actions were discussed and refined during subsequent discussions with the executive leadership team. A summary of the results of the risk assessment process and our risk mitigation activities was presented to the Audit Committee. Risk updates are shared with the board each quarter.
Audit Committee Financial Expertise; Complaint Handling Procedures
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the board to meet the financial literacy requirements of the NYSE's listing standards. The board has also determined that at least two members of the Audit Committee, John L. Stauch, the current Audit Committee Chair, and Don J. McGrath are both "audit committee financial experts" as defined by SEC regulations.

In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention and handling of complaints regarding accounting and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through our ethics and compliance hotline, which is operated by a third party.
Compensation and Talent Committee Processes and Procedures
The authority and responsibilities of the Compensation and Talent Committee are governed by its charter, a copy of which can be found on our website at www.investors.deluxe.com/governance/governance-documents, together with applicable laws, rules, regulations and NYSE listing standards. Along with fulfilling the duties listed in the table above related to executive compensation, the committee also oversees administration of equity-based plans, deferred compensation plans, benefit plans, retirement, and Employee Retirement Income Security Act of 1974 (ERISA) excess plans. The committee has delegated to management committees the responsibility to administer broad-based benefit plans and to oversee investment options and management of retirement and deferred compensation programs. The Compensation and Talent Committee is also responsible for oversight of our human capital management, which includes programs and related outcomes with respect to talent development, attraction, retention, and diversity, equity, and inclusion.
The committee has the authority to engage compensation consultants to assist it in conducting the activities within its general scope of responsibility. The committee retained Frederic W. Cook & Co., Inc. (FW Cook) as its independent consultant commencing in 2017. Prior to retaining FW Cook, and again during 2021, the committee assessed its relationship with FW Cook and determined that no conflicts of interest existed and that the firm was independent. Among other factors supporting FW Cook’s independence, we did not pay fees to FW Cook in 2021 other than for compensation consulting services for the Compensation and Talent Committee.
Although matters of director compensation ultimately are the responsibility of the board, the Compensation and Talent Committee works in conjunction with the Corporate Governance Committee and FW Cook, its independent compensation consultant, in evaluating director compensation levels, making recommendations regarding the structure of director compensation, and developing a director pay philosophy that is aligned with the interests of our shareholders.
Non-Employee Director Compensation
The general policy of the board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The board reviews the committee's recommendations and determines the amount of director compensation.
The independent compensation consultant of the Compensation and Talent Committee and the Compensation group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others for assistance. The director peer group is listed on page 30, and consisted of companies with some similar characteristics to our company, as described in detail below under "Executive Compensation Discussion and Analysis; Benchmarking Process." The committee generally targets cash and equity compensation at the median of the peer group. The Corporate Governance Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. We did not make any changes to director compensation in 2021.
The following table sets forth our 2021 fee structure for our directors, with the fees paid on a quarterly basis. Fees remain unchanged from 2020.

Board and Committee Retainers	Annual Fee ($)
Board Retainer	85,000
Retainers in Addition to Board Retainer:
Independent Chair	110,000
Audit Committee Chair	28,000
Compensation and Talent Committee Chair	20,000
Corporate Governance Committee Chair	15,000
Finance Committee Chair	15,000
Non-chair Audit Committee Member	15,000
Non-chair Compensation and Talent Committee Member	10,000
Non-chair Corporate Governance Committee Member	10,000
Non-chair Finance Committee Member	10,000
Non-employee directors also receive $1,500 for each approved company site visit and director education program attended, up to an aggregate of five per year. Directors may receive additional compensation for the performance of duties assigned by the board or its committees that are considered beyond the scope of the ordinary responsibilities of directors or committee members.
Our shareholder-approved 2020 Long-Term Incentive Plan (LTIP) allows our non-employee directors to increase their ownership of our common stock and thereby further align their interests with those of other shareholders by electing to receive, in lieu of cash fees, shares of our common stock having an equal value, based on the closing price of our stock on the NYSE as of the quarterly payment date. The shares of stock are issued as of the quarterly payment date or, at the option of the director, credited to the director in the form of deferred RSUs. Directors may also elect to defer receipt of equity grants made to them in connection with their annual compensation. Each RSU entitles the holder to receive dividend equivalent payments equal to the dividend payment on one share of common stock. RSUs issued pursuant to this plan also convert into shares of common stock and become immediately issuable in connection with certain defined changes of control.
Under the director deferral terms of the LTIP, non-employee directors also are eligible to receive other equity-based awards to further align their interests with shareholders and assist them in achieving and maintaining their established share ownership targets. Non-employee directors also have the opportunity to defer any equity grant awarded to them under terms similar to those described above for deferral of cash fees. Any stock options granted to non-employee directors must have an exercise price equal to the fair market value of our common stock on the date of grant. Non-employee directors did not receive any option grants in 2021, but each non-employee director re-elected to the board at last year's annual meeting received a grant of RSUs on April 27, 2021, with a grant date fair value of $149,984, which shares vest on the date of our 2022 annual shareholder meeting, or April 27, 2022, so long as the director's service has not ended. In connection with her election to the board, Ms. Yancy received RSUs on May 11, 2021, with a grant date fair value of approximately $149,993, which will vest on the first anniversary of the grant date. Each RSU entitles the holder to accrue dividend equivalent payments, provided that the dividend equivalent payments are held by us until the restricted stock unit vests, at which point they are paid to the holder. The RSUs would vest immediately upon a change of control, or upon the director's termination of service due to death, disability, or retirement in accordance with our Corporate Governance Guidelines. Equity grants to directors are recommended by the Compensation and Talent Committee, in consultation with the Corporate Governance Committee, and are approved by the board.

The following table summarizes the compensation earned by each non-employee director in 2021.
NON-EMPLOYEE DIRECTOR COMPENSATION 2021

Name	Fees Earned or Paid in Cash [1] ($)	Stock Awards [2] ($)	Total ($)
Ronald C. Baldwin[3]	50,833	—	50,833
William C. Cobb	115,000	149,984	264,984
Paul R. Garcia	110,000	149,984	259,984
Cheryl E. Mayberry McKissack	215,000	149,984	364,984
Don J. McGrath	115,000	149,984	264,984
Thomas J. Reddin	115,000	149,984	264,984
Martyn R. Redgrave	106,500	149,984	256,484
John L. Stauch	123,000	149,984	272,984
Victoria A. Treyger	105,000	149,984	254,984
Telisa L. Yancy[4]	80,417	149,993	230,410
(1)Directors may elect to receive their fees in the form of stock, including the right to defer such stock into RSUs. Any stock or deferred RSUs issued under a deferral election are equal in value to the cash fees foregone by the director. As a result, amounts reflected are the total fees earned by the directors, including amounts elected to be received in the form of stock or RSUs. In 2021, Mr. Stauch was the only director who elected to receive his compensation in the form of stock.
(2)Amounts in this column reflect the aggregate grant date fair value of stock awards granted during the fiscal year ended December 31, 2021, other than those granted in lieu of retainer fees, which are included in the first column, and computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. All directors, other than Ms. Yancy, received 3,391 RSUs on April 27, 2021, when the closing price of our common stock was $44.23. Ms. Yancy received a grant of 3,328 RSUs on May 11, 2021, the date of her election to the board, when the closing price of our common stock was $45.07. The RSUs granted to Ms. Yancy vest one year from the date of grant, and the RSUs granted to our directors vest on April 27, 2022, the date of our annual shareholder meeting, and these are the only unvested RSUs outstanding for our directors as of December 31, 2021.
(3)Retired from the board on April 28, 2021.
(4)Elected to the board on May 11, 2021.
Stock Ownership Guidelines for Directors
The board has established stock ownership guidelines for non-employee directors. These guidelines set ownership targets for each non-employee director, with the expectation that the target be achieved within five years of the date the individual is first elected or appointed to the board. Non-employee directors have a target ownership level of shares of our common stock having a value of at least five times the then-current amount of the annual board retainer. All of our non-employee directors who have been in their positions for at least five years are in compliance with the applicable stock ownership guidelines, and all others are on track to meet these guidelines. In addition to the stock ownership guidelines, directors are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of any shares acquired upon the vesting of equity awards and are required to hold the shares until their individual ownership targets are met.

STOCK OWNERSHIP AND REPORTING
Security Ownership of Certain Beneficial Owners and Management
The following table shows, as of February 28, 2022 (unless otherwise noted), the number of shares of common stock beneficially owned by: 1) each person or entity known by us to beneficially own more than five percent of our outstanding common stock; 2) each executive officer named in the Summary Compensation Table that appears in the "Compensation Tables" section of this Proxy Statement (each, a Named Executive Officer); 3) each director and nominee for director; and 4) all of the current directors, director nominees, and Named Executive Officers as a group. Except as otherwise indicated in the footnotes below, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owners
BlackRock, Inc.[1] 55 East 52nd Street New York, NY 10055	6,926,657	16.3
The Vanguard Group, Inc.[2] 100 Vanguard Blvd. Malvern, PA 19355	4,565,758	10.7
American Century Capital Portfolios, Inc.[3] 4500 Main Street 9th Floor. Kansas City, MO 64111	2,989,605	7.0
Named Executive Officers
Barry C McCarthy[4]	710,327	*
Scott C. Bomar[5]	70,561	*
Keith A. Bush[6]	18,347	*
Christopher L. Thomas[7]	103,568	*
Michael A. Reed[8]	42,945	*
Jeffrey L. Cotter[9]	95,750	*
Directors and Nominees
William C. Cobb[10]	9,390	*
Paul R. Garcia[10]	7,175	*
Don J. McGrath[11]	45,045	*
Cheryl E. Mayberry McKissack[10]	43,344	*
Thomas J. Reddin[10]	19,636	*
Martyn R. Redgrave[12]	67,763	*
John L. Stauch[10]	30,469	*
Victoria A. Treyger[10]	16,117	*
Telisa L. Yancy[13]	3,328	*
All Directors, Director Nominees and Named Executive Officers as a group (15 persons)[14]	1,283,765
* Less than 1 percent of the class.
(1)Based on a Schedule 13G/A filed with the SEC on January 27, 2022, reporting beneficial ownership as of December 31, 2021, and reporting that such beneficial owner and its affiliates have sole dispositive power over 6,926,657 shares and sole voting power over 6,821,561 shares.
(2)Based on a Schedule 13G/A filed with the SEC on February 9, 2022, reporting beneficial ownership as of December 31, 2021, and reporting that such beneficial owner and its affiliates have sole dispositive power over 4,488,523 shares and sole voting power over 0 shares.
(3)Based on a Schedule 13G filed with the SEC on February 4, 2022, reporting beneficial ownership as of December 31, 2021, and reporting that such beneficial owner and its affiliates have sole dispositive power over 2,989,605 shares and sole voting power over 2,929,320 shares.
(4)Includes 489,456 shares receivable upon the exercise of options that are currently exercisable or will be exercisable within 60 days, and 141,928 RSUs.
(5)Includes 70,356 shares of RSUs.
(6)Reflects shares of stock owned by Mr. Bush on September 7, 2021, his last day of employment..

(7)Includes 40,759 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 47,841 RSUs.
(8)Includes 16,563 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 22,670 RSUs.
(9)Includes 58,591 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within the next 60 days, and 24,986 shares of RSUs.
(10)Includes 3,391 RSUs.
(11)Includes 25,822 RSUs, of which 22,431 were issued pursuant to the director's decision to defer certain fees or equity awards, and 2,000 shares held in trust.
(12)Includes 12,751 RSUs, of which 9,360 were issued pursuant to the director's decision to defer certain fees or equity awards.
(13)Consists of RSUs granted to Ms. Yancy on May 11, 2021 in connection with her appointment to the board.
(14)Includes 739,516 shares receivable upon the exercise of options exercisable within the next 60 days, and 453,797 RSUs, of which 31,791 were issued pursuant to directors' decisions to defer certain fees or equity awards.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act, and its related regulations, require our directors and executive officers, and any persons holding more than ten percent of our common stock, to report their initial ownership of our securities and any subsequent changes in that ownership to the SEC. During 2021, we inadvertently filed two late Form 4s for Ronald van Houwelingen, who is our principal accounting officer, reflecting two RSU grants and one option grant made to him.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
In this Compensation Discussion and Analysis (CD&A), the Compensation and Talent Committee (referred to as the Committee throughout this CD&A) describes the principles of our executive compensation program, how we applied those principles in compensating our NEOs for 2021, and how we use our compensation programs to motivate effective executive performance aligned to our overall company goals. The following discussion should be read in conjunction with the various tables and accompanying narrative disclosure appearing in this Proxy Statement. The table below identifies our NEOs.

Named Executive Officer	Title at the End of 2021	Years in Position at End of 2021 (rounded)	Years of Service at End of 2021 (rounded)
Barry C. McCarthy	Director, President and Chief Executive Officer	3	3
Scott C. Bomar[1]	Senior VP, Chief Financial Officer	1	1
Keith A. Bush[2]	Special Advisor to the President & CEO	4	4
Christopher L. Thomas	Senior VP, Chief Revenue Officer	2	2
Michael A. Reed	Senior VP, Division President, Payments	2	2
Jeffrey L. Cotter	Senior VP, Chief Administrative Officer, General Counsel and Secretary	4	4
(1)Mr. Bomar assumed the role of Senior VP, Chief Financial Officer on June 14, 2021.
(2)On June 14, 2021, Mr. Bush transitioned from his role as Chief Financial Officer to that of Special Advisor to the President and CEO. Mr. Bush's employment terminated on September 7, 2021.
Fiscal 2021 Performance Highlights
During fiscal year 2021 (FY 2021), and despite the continued challenges posed by the COVID-19 pandemic and related supply chain and labor supply issues, we executed on our strategy to grow our revenue and drive transformation. We made significant progress in the integration of our various technology platforms and continued focusing our organization on developing new and improved products. As a result, we are seeing the positive impact of new client wins in all of our segments. These successes positioned us to complete our acquisition of First American in June 2021, a transaction that we believe will continue to accelerate sales-driven revenue growth. We have already seen our One Deluxe sales model successfully applied to take advantage of this new customer base. Specific highlights from our four segments are as follows:
•Our Payments segment revenue, which contributed 25.2% of our FY 2021 revenue, grew 69.1% over the previous year. Excluding the First American acquisition, the Payments segment grew 4.5%.
•Our Cloud Solutions segment revenue, which contributed 13% of our FY 2021 revenue, grew 3.8% over the previous year, primarily due to a growth in data-driven marketing from new clients, and increased marketing efforts by banking and mortgage lending customers.
•Our Promotional Solutions segment revenue, which contributed 27% of our FY 2021 revenue, grew 3.2% over the prior year, as the segment began to see recovery of volume declines that resulted from the COVID-19 pandemic.
•Our Checks segment revenue, which contributed 34.8% of our FY 2021 revenue, declined 0.5% from the previous year, driven primarily by the expected continued secular decline in checks offset by the onboarding of new customer wins.
For purposes of compensation under our Annual Incentive Plan (AIP), our enterprise adjusted revenue was $1.836 billion.
In FY 2021, we reported net income of $62.8 million compared to net income of $5.2 million for fiscal year 2020. For purposes of compensation under our AIP, our enterprise adjusted EBITDA was $398 million.
We continue to remain optimistic about our One Deluxe strategy as we move into 2022. Our sales team is delivering on cross-sell opportunities across all of our segments, and we continue to integrate First American further into our sales structure. At the same time, our product innovation team is working closely with our sales team and customers to create new, innovative products and platforms that will help further build out our One Deluxe strategy.
Enterprise adjusted revenue and enterprise adjusted EBITDA are non-GAAP financial measures. See Annex A for a reconciliation of adjusted amounts to the most directly comparable GAAP amounts.

For a summary of executive compensation actions based on our FY 2021 financial performance, see "President and CEO Compensation" and "Other NEO Compensation" starting on page 28.
Fiscal 2021 Incentive Programs
We believe our incentive programs reward performance and align the interests of management with those of our shareholders. In 2021, we again utilized both our AIP and LTIP in designing our compensation program, and we also incorporated a one-time 2021 Retention and Incentive Program. In structuring our incentive programs, the Committee also considers the general economic outlook, individual performance and responsibilities, experience, and competitive data. The performance metrics for the 2021 AIP, LTIP, and 2021 Retention and Incentive Program are summarized in the table below.

Incentive Program	Objective	Award Type	Performance Metrics and Weightings
AIP	Encourages and rewards valuable contributions to our annual financial and operational performance objectives	100% cash, with the option to defer into RSUs, which then receive a 50% company match, with a two-year cliff vesting schedule	50% enterprise and/or business unit adjusted revenue[1]
30% enterprise adjusted EBITDA[1]
20% Strategic Initiatives
LTIP	Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to our Peer Group	Combination at target of 30% stock options, 25% RSUs, and 45% PSUs, with PSU payouts determined based on achievement of defined performance metrics	50% of PSUs - three-year total revenue[1]
50% of PSUs - three-year total shareholder return (TSR) relative to a list of publicly-traded companies[2]
2021 Retention and Incentive Program	Critical to retain talent in order to further our transformational strategy	100% performance based; combination at target of 50% PSUs and 50% PUs, with payouts made only upon achievement of defined performance metrics following two-year performance period	100% of PSUs based on absolute TSR[3] 100% of cash-settled PUs based on absolute diluted EPS[4]
(1)Enterprise adjusted revenue and enterprise/business unit adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A. Under the business unit plan, the weighting of the adjusted enterprise revenue metric was 25% and the weighting of the adjusted business unit revenue metric was 25%, for a total of 50%.
(2)TSR index consists of publicly-traded companies on the Russell 3000 Index in the Commercial & Professional Services (2020) and Software & Services (4510) GICS industries at the start of the performance period.
(3)PSU goal is a two-year annualized compound annual growth rate (CAGR) goal of 12% for TSR.
(4)PU goal is based on two-year cumulative Adjusted Diluted EPS goal of $10.16.
Results from Shareholder Engagement
Below are highlights of our response to feedback from our shareholders on our executive compensation programs during the 2020 and 2021 shareholder outreach campaigns:
•Shareholders requested clear disclosure related to any approved retention and incentive compensation programs. As a result, a detailed disclosure has been included in this Proxy Statement on page 32.
•Shareholders agree with significant portions of executive compensation being performance-based. As a result, a significant portion of our NEOs' LTIP awards are in the form of PSUs, and the 2021 Retention and Incentive Program described on page 32 is 100% performance based.
•Shareholders hold a favorable view of our diversity practices. Shareholders inquired about board diversity and diversity practices deeper in the organization and were pleased with the current actions being taken. As a result we will continue to grow and advance diversity practices through both current and new programs. We are committed to diversity at all levels and are proud to have diverse board leadership through our board Chair. We will remain committed to board diversity and broad representation throughout the company.
•In order to decrease share usage, the burn rate, and potential dilution under our equity compensation plans, awards under the 2021 AIP were denominated and paid entirely in cash versus a combination of cash and RSUs as we did in 2019 and 2020.
•The Committee had previously determined to change the mix of long-term incentive awards. Our shareholders agreed, and, as such, in 2021, we reduced the percentage of stock options granted. The mix of long-term incentive awards changed from 45% PSUs, 35% stock options, and 20% RSUs to 45% PSUs, 30% stock options, and 25% RSUs.

Compensation Philosophy
The Committee seeks to fairly pay for performance and actively reviews executive compensation utilizing both peer company comparators and salary survey data. The Committee consults with FW Cook, its independent compensation consultant, on matters of executive pay and targets compensating executives near the median of total direct compensation, which includes base salary and annual and long-term incentive awards. The Committee considers both executive performance and scope of the role when making pay decisions. The Committee designs the executive pay mix to ensure that a significant percentage of total direct compensation is performance-based, with a mix of annual and long-term incentive awards. Additionally, the Committee emphasizes equity awards so that a substantial portion of each executive's total compensation is linked directly to our stock price or otherwise driven by performance. The Committee further believes that, from time to time, additional compensation may be necessary, including to reward extraordinary efforts or to retain key executives. Every compensation decision is considered carefully with shareholders' best interests as a critical factor.
The chart below indicates the target pay mix for 2021, with percentages calculated using target base salary, target annual incentive and target long-term incentive awards as of December 31, 2021. The table excludes one-time awards made under the 2021 Retention and Incentive Program.

			Performance Based
Named Executive Officer	Base Salary	RSUs	Cash Incentive	Options and PSUs	Total Performance Based
CEO	15%	17%	18%	50%	68%
All Other NEOs[1]	31%	12%	21%	36%	57%
(1)Excludes Mr. Bomar, who was hired on June 14, 2021 and, therefore, was not included in target pay mix determinations in early 2021.

President and CEO Compensation and Other NEO Compensation
We have an employment agreement with Barry C. McCarthy, our President and CEO. The table below describes components of his 2021 compensation package, including 2021 compensation actions that are specific to him.

Pay Element	Key Features
Base Salary	•2021 annual base salary remained unchanged from 2020, at $900,000
AIP	•Target annual incentive payout for 2021 was $1,080,000, or 120% of actual base salary •Actual annual incentive payout for 2021 was $941,760, or 87.2% of target
Long-Term Incentives	•For 2021, the target value of the long-term incentive award was $4.0 million, an increase from $3.75 million in 2020, with a mix of stock options, RSUs, and PSUs
2021 Retention and Incentive Program
•Target award of $6.5 million, consisting of 50% PSUs that vest based on absolute total shareholder return and 50% PUs that vest based on cumulative earnings per share over a two-year performance period

Long-Term Disability Plan	•Supplemental long-term disability insurance policy that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which he also participates

The table below describes the components of the 2021 compensation package for our NEOs generally.

Element	Objectives	Key Features
Base Salary	•Provides competitive pay to attract and retain experienced and successful executives with the requisite experience to drive significant growth	•Base salary is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
AIP	•Encourages and rewards valuable contributions to our annual financial and operational performance objectives •Rewards high performance and achievement of annual corporate goals
•Annual incentive is targeted at a blend of median comparison Peer Group data and size-adjusted median general industry survey data
•Awarded based on the following goals: 50% enterprise/business unit adjusted revenue, 30% enterprise adjusted EBITDA, and 20% strategic initiatives, which are defined on page 31
•Awards are paid in cash
•Annual incentive award targets are based on position and range from 50% to 85% of actual base salary and are capped at 200% of target value
•For 2021, target opportunity remained constant for all NEOs, and awards were paid out between 77.6% and 87.2% of target based on enterprise or business unit performance

Long-Term Incentives
•Helps retain talent and drives stock performance for shareholders; rewards stock performance on both an absolute basis and relative to peers
•Target pay mix includes 45% PSUs, which vest based on two metrics: absolute (total revenue) and relative (share price performance relative to peers in the Russell 3000, Commercial & Professional Services and Software Services GICS industries), 30% stock options, and 25% time-based vesting RSUs

•Award sizes are targeted to median Peer Group levels and survey data
•RSUs accrue dividend equivalents that are only paid out upon vesting
•Metrics for the PSUs are weighted equally between three-year total revenue and three-year TSR relative to our Peer Group
•2021 awards were targeted at or near the market median and were made considering individual performance and our Peer Group and market data, as well as our President and CEO's recommendations for the other NEOs

2021 Retention and Incentive Program
•Helps retain talent and drives stock performance for shareholders
•Target mix includes 50% PSUs, which vest based on an absolute TSR metric and 50% PUs, which vest based on a cumulative adjusted EPS metric

•Performance based compensation
•Two-year performance period (fiscal years 2021 and 2022)
•Award amounts varied based on individual responsibilities and organizational impact
•Sought insights through shareholder outreach
•Worked with independent compensation consultant in considering prevailing market best practices
•Awards approved by board in March 2021

Retirement Benefits	•Directly rewards continued service and indirectly rewards individual performance	•Retirement benefits include participation in 401(k) savings plans and non-qualified compensation deferral plans
Personal Choice Program	•Used in lieu of perquisites to cover expenses typically incurred by executives as a result of their positions	•Legacy program under which our CAO received a $7,500 quarterly allowance •Program ended on December 31, 2021
For a discussion of payments and benefits that our NEOs would receive under various termination scenarios, please refer to the "Severance and Change of Control Arrangements" section in this Proxy Statement.
Benchmarking Process
Based on FW Cook's recommendation, the Committee used two sources of data to benchmark compensation: (1) data from the publicly-available proxy statements of a peer group of companies (Peer Group) which the Committee believes, after consultation with FW Cook, are of comparable size range in various industries that share common business traits with us; and (2) market data drawn from published, broad-based, third-party general industry surveys (2020 Aon Hewitt Total Compensation Measurement General Industry Survey and the 2020 Willis Towers Watson Executive Compensation Database General Industry Survey). The 2020 Aon Hewitt Total Compensation Measurement Survey includes 450 organizations ranging in size from $60 million to $265 billion in annual revenue, and the 2020 Willis Towers Watson Executive Compensation Database Survey includes 931 organizations ranging in size from approximately $25 million to $200 billion in annual revenue. Data selected from these surveys is scoped based on our revenue.
Base salaries of our executive officers generally are set at or near the median of salaries paid to executive officers of companies of similar size and in similar positions using the data gathered from the compensation surveys and the Peer Group data referenced above, and after consideration for internal pay equity. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Base salaries are the foundation for the performance-driven programs discussed below, as well as our retirement program, in that target awards and contributions under these programs are typically set as a percentage of base salary. Base salaries earned in 2021 for each of the NEOs are shown in the Summary Compensation Table on page 39.
Our Company's Peer Group
The Committee used Peer Group data to assist in determining the compensation of NEOs to the extent those NEO positions are comparable to the named executive positions at other companies within our Peer Group. For purposes of compensation decisions made in 2021, our Peer Group consisted of the following companies:

2021 Peer Group
ACCO Brands	Cimpress	Fair Isaac	Jack Henry & Associates	Square
Broadridge Financial	Corelogic	GoDaddy	PayChex	WEX
Cardtronics	Endurance International	Insperity	Quad/ Graphics
CBIZ	Equifax	Iron Mountain	Shopify
The Committee selected this Peer Group after consultation with FW Cook. In selecting companies for our Peer Group, the Committee considered various criteria, including, but not limited to, range of revenue size and market capitalization, industry relevance, business cycle and financial performance. Because there were no publicly held, stand-alone direct U.S. competitors across all of our businesses at the time of the survey, the Committee focused on similarly complex companies having similar customers, or who provide technology-based business solutions. Based on these considerations, and in an effort to ensure that all of our strategic focus areas were covered by our Peer Group, in April 2022 the Committee removed two companies (Endurance International and Square) and replaced them with four new companies (Dun & Bradstreet, Evertec, EVO Payments, and Pitney Bowes) that the Committee felt are more closely aligned with our business areas.
The following table lists the companies that were in the updated Peer Group when the Committee set 2022 compensation levels for our executive officers.

2022 Peer Group
ACCO Brands	Cimpress	EVO Payments	Insperity	Pitney Bowes
Broadridge Financial	Corelogic	Equifax	Iron Mountain	Quad Graphics
Cardtronics	Dun & Bradstreet	Fair Isaac	Jack Henry & Associates	Shopify
CBIZ	Evertec	GoDaddy	Paychex	WEX
Use of "Tally Sheets" and Wealth Accumulation Analysis
In October 2021, the Committee and FW Cook reviewed "tally sheets" that quantified the total compensation package of each NEO, the impact of stock price changes on the value of existing long-term incentives, the wealth created from prior equity grants and amounts payable upon hypothetical employment change events. The summaries allowed the Committee to assess the cumulative impact of its past compensation decisions.
Other Factors Considered in Setting Pay Opportunities for NEOs
The Committee considers multiple factors in addition to market data in determining individual pay opportunities. Such factors include an individual's general level of performance, demonstrated success in meeting or exceeding business objectives and creating shareholder value, job market conditions, importance to our business, succession planning considerations, salary budget guidelines and the individual's pay in the context of other employees. While pay opportunities are generally competitive for executives with comparable levels of responsibility in our Peer Group, applying the requisite discretion based on such factors may result in pay opportunities that are different from the market-based data. Overall pay opportunities reflect our executives' positions, responsibilities and tenure.
The Committee seeks to design the executive compensation program in a manner that is competitive with and reflects the dynamics of the markets in which we compete for talent. In constructing an overall compensation program, the Committee balances those components that are fixed (such as base salary and benefits) against components that are variable and require the achievement of certain levels of performance. The Committee also strives for a balance between compensation components that reward executives for the achievement of short-term goals with those that focus on our long-term growth. Each year the Committee reviews the form and value of long-term incentive grants to ensure alignment with our overall compensation philosophy and to reward attainment of our enterprise-wide goals.

Annual Incentive Compensation
AIP Design
Our AIP is designed to reward achievement of specified financial performance goals that we consider to be important contributors to shareholder value. At or prior to the beginning of each year, we typically set goals consistent with our annual operating plan. For 2021, the target pay opportunity was stated as a percent of base salary and, for the NEOs, was based on the market median of target annual incentive awards for comparable positions published in broad-based surveys and for the Peer Group. Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities. Annual incentive awards earned may exceed the target amount if performance goals are exceeded and may be less than the target amount if the performance goals are not fully attained. The Committee annually reviews the performance metrics and their relative weighting. In all cases, the Committee retains the right to exercise its discretion in making a payout due to extraordinary circumstances.
In 2021, the AIP design consisted of three components for the enterprise plan, in which all of our NEOs other than Mr. Reed participate. The first two components were based on our performance against enterprise adjusted revenue goals (50%) and enterprise adjusted EBITDA goals (30%). The third component consisted of a group of key initiatives (Strategic Initiatives) (20%) developed to assess our progress in transforming our business, consistent with our strategic growth initiatives. For Mr. Reed, who is a participant in a business unit plan, the plan had four performance metrics. The first two metrics were based on our performance against an enterprise adjusted revenue goal (25%) and the Payments segment adjusted revenue goal (25%). The third metric was based on enterprise adjusted EBITDA (30%). The fourth metric was based on Strategic Initiatives (20%). Awards earned under the AIP are paid in cash.
Each of our AIP participants may also voluntarily choose to receive up to 100% of the AIP payout in deferred RSUs, in which case we provide a 50% match on the deferred RSUs. We refer to these RSUs collectively as "bonus deferred RSUs," which vest on the second anniversary of the date of the grant. Due to tax laws, decisions to defer an annual incentive award must be made by December 31st of the preceding year. We believe the option for participants to receive their cash incentive in bonus deferred RSUs encourages employee stock ownership and employee retention.
Annual Operating Plan (AOP)
The Committee established AIP performance goals based on our AOP. We set challenging goals that would be attainable only as a result of exceptional performance in order to drive the achievement of our short- and long-term objectives. The following table illustrates the 2021 threshold and maximum performance levels for the AIP compared to the AOP, as well as the corresponding payout percentages, versus the target award opportunity, at each level of performance.

Performance Level	Enterprise Adjusted EBITDA	Enterprise Adjusted Revenue	Payments Adjusted Revenue	Payout (% of target)
Maximum	115.5% of AOP and above	104.2% of AOP and above	107.8% of AOP and above	200%
Target	AOP	AOP	AOP	100%
Threshold	95.3% of AOP	96.9% of AOP	96.0% of AOP	50%
Below Threshold	—	—	—	0%
Strategic Initiatives
The Committee included Strategic Initiatives as a performance metric under the AIP. These initiatives are quantitative and qualitative indicators of our progress on various goals in our transformation. In 2021, we utilized three categories of Strategic Initiatives:
•payments and data driven marketing revenue growth over prior year;
•accelerating the digital roadmap; and
•furthering inclusion, diversity & equity programs.

2021 Outcomes Against Goals
The following table presents performance results on each AOP-related performance metric for NEOs and the related payouts as a percentage of target.

Factors[1] (Dollars in Millions)	Target ($)	Actual ($)	Weighting (%)	Actual Performance (% of target)	Payout (% of target)
Enterprise Adjusted Revenue	1.833.0	1.836.0	50% for NEOs; 25% for Mr. Reed	100%	101%
Payments Adjusted Revenue	335.9	324.1	25%	96%	63%
Enterprise Adjusted EBITDA	416.4	398.0	30%	96%	56%
(1)Segment adjusted revenue and enterprise adjusted EBITDA are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to its most directly comparable GAAP counterpart, see Annex A.
2021 Annual Incentive Plan Payout
Based on the outcomes against goals, the Committee recommended, and our board approved, a blended AIP payout of 87.2% for enterprise participants and 77.6% for the Payments segment participants as set forth in the table below.

Named Executive Officer	2021 Base Salary ($)	Target as a % of Base Salary	Award at Target ($)	Payout as a % of Target	Actual Payout ($)
Barry C. McCarthy	900,000	120%	1,080,000	87.2%	941,760
Scott Bomar[1]	288,352	75%	216,264	87.2%	188,582
Keith A. Bush[2]	349,865	85%	297,385	87.2%	259,320
Christopher L. Thomas	562,500	85%	478,125	87.2%	416,925
Michael A. Reed	496,250	50%	248,125	77.6%	192,545
Jeffrey L. Cotter	480,000	75%	360,000	87.2%	313,920
(1)Mr. Bomar was hired on June 14, 2021.
(2)Mr. Bush received a prorated payout based on his termination date of September 7, 2021.
The amounts earned by all NEOs under the AIP for 2021 are included in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table appearing later in this Proxy Statement.
2021 Retention and Incentive Program
Overview
After gaining insight from shareholders during the 2020 outreach campaign and after reviewing with FW Cook prevailing market practices, the Committee recommended, and the board approved, a one-time 2021 Retention and Incentive Program for the executive leadership team members, including Mr. McCarthy and the other NEOs, but excluding Messrs. Bush and Bomar because of the transition in the CFO role. The board took this action to recognize the leadership efforts of these individuals in reorienting the company's traditional business of providing personal and business checks and launching our transformational strategy to create a Trusted Payments and Business TechnologyTM company. The board determined this action was necessary because existing long-term incentives were insufficient to retain these executives. Due to the adverse impact of the ongoing COVID-19 pandemic, the drop in our company's stock price has significantly decreased the potential value of the NEOs' outstanding stock options, as well as outstanding PSU awards. The 2021 Retention and Incentive Program was designed to retain these individuals over a 24-month period through the end of 2022, which the board expects will be critical to furthering our company's transformational strategy.
In order to determine program design and award values, the Committee met several additional times in 2020 and in the first quarter of 2021 to review total executive compensation, including, among other things, the relative value that each executive delivers to the company’s success, the length of tenure of each executive, and the likely retention of each executive. The Committee noted that zero payout was earned for the most recently completed PSU performance cycle. Specifically, the most recent three years of payouts on completed PSU performance cycles were 0%, 37.5%, and 62.5%, respectively. Additionally, below-target enterprise AIP bonus payouts had occurred for each of the previous three years, with payouts of 70.0%, 96.6%, and 84.9%, respectively. The Committee did not make adjustments to any existing LTIP awards, including the 2020 PSU grant which contains performance goals that were set before the onset of the COVID-19 pandemic, resulting in an immediate negative impact to payout potential.
The 2021 Retention and Incentive Program consists of a combination of PSUs, to be denominated and settled in shares, and PUs, to be denominated and settled in cash. The program operates over a 24-month performance period beginning January 1, 2021 and ending December 31, 2022. At the time of payout determination, awards are subject to reasonable adjustments, including unknown or unanticipated items, whether favorable or unfavorable to the calculation of the performance goals as determined by the Committee. Examples include, but are not limited to, acquisitions, partnerships, divestitures, changes in tax law, or other regulation changes. However, the awards are structured as "all or nothing," meaning no payout will occur unless 100% of the goal is met.
If a recipient voluntarily resigns, all such awards will be forfeited. In the event that a recipient's employment is terminated at least one year after the commencement of the award's performance period by reason of (a) involuntary termination without cause, (b) resignation for good reason within 12 months following the consummation of a change of control (where the award is not assumed or replaced by the acquiring entity), (c) death, or (d) disability, the award will vest pro rata based on actual achievement of the applicable goal.
Key Points of the 2021 Retention and Incentive Program
•100% performance based;
•two-year performance period;
•50% PSUs and 50% PUs at target value;
•PSU vesting based on attainment of a two-year annualized absolute TSR CAGR of 12%;
•PU vesting based on attainment of a two-year cumulative adjusted diluted EPS goal of $10.16; and
•award agreements contain shareholder-friendly guardrails to avoid windfall scenarios, including limitations on termination-related vesting.
The following table details the 2021 Retention and Incentive Program awards made to NEOs in 2021, which are disclosed in the Grants of Plan-Based Awards Table. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future company and stock price performance.

NEO	Target PSU Value[1] ($)	Target No. of PSUs (#)	Target PU Award ($)	Total Target Award ($)
Barry C. McCarthy	3,250,000	78,750	3,250,000	6,500,000
Christopher L. Thomas	500,000	12,115	500,000	1,000,000
Michael A. Reed	450,000	10,904	450,000	900,000
Jeffrey L. Cotter	250,000	6,058	250,000	500,000
(1)The target dollar values displayed in this table for PSUs are based on the closing stock price on the date of grant and differ from the values displayed in both the Summary Compensation Table and Grants of Plan-Based Awards Table, both of which are determined in accordance with ASC 718.
Long-Term Equity Incentive Compensation
Overview
Despite the ongoing impacts of COVID-19, we chose not to alter existing equity awards outstanding under our LTIP. We believe our LTIP design properly balances and achieves several critical objectives for our executive compensation program:
•supports and rewards the achievement of our long-term business strategy and objectives;
•encourages decisions and behavior intended to increase shareholder value;
•reinforces the pay-for-performance orientation of the overall executive compensation program;
•enables us to attract and retain high-quality key executive talent by providing competitive incentive and total compensation opportunities; and
•promotes share ownership and facilitates achievement of the stock ownership guidelines.
We provide our NEOs with equity awards that are directly linked to the value provided to our shareholders. LTIP compensation for our executives, including NEOs, generally is set at or near the median of long-term incentive compensation paid to executives of companies of similar size and in similar positions using the data gathered from compensation surveys and our Peer Group.
Deviations from the median can be the result of experience in the position, individual performance, or the individual's scope of responsibilities.

Grant Type	Purpose	Weight	Performance Metrics	Vesting
PSUs	Contain an "at risk" component to incent achievement of our performance goals, with maximum and minimum parameters designed to balance objectives of incenting performance in a way that enhances shareholder value and the retention of valuable executives	45%	50% of PSUs - three-year total revenue goal	three-year cliff
			50% of PSUs - three-year TSR relative to index companies within two GICS codes
RSUs	Provide motivation and retentive value through four-year ratable vesting schedules	25%	N/A	four-year ratable
Stock Options	Contain an "at risk" component to incent achievement of our performance goals that enhance shareholder value	30%	N/A	four-year ratable
Total revenue is monitored over the three-year performance period, and payout is based on achieving a target for total revenue by the end of the performance period in 2023. Relative TSR is measured over the three-year performance period and is compared to an index of publicly-traded companies in the Russell 3000 Index in the Commercial & Professional Services and Software and Services GICS industries. These codes represent relative performance to approximately 303 companies. At the time of payout determination, awards are subject to reasonable adjustments, including unknown or unanticipated items, whether favorable or unfavorable to the calculation of the performance goals as determined by the Committee. Examples include, but are not limited to, acquisitions, partnerships, divestitures, changes in tax law, or other regulatory changes. In order to earn any payout under the PSUs, we must make significant progress in each year of the three-year performance period. Historically, if targets are attained, the PSUs have been converted to shares. However, the PSU award agreements allow our board discretion to pay out any earned amounts in cash or stock.
For PSUs granted in 2021, the payout amount could vary from zero percent to 200 percent of the target award value, depending upon the performance level achieved for the three-year period ending December 31, 2023. No PSUs are paid out unless minimum performance thresholds are met for the three-year performance period.
RSUs vest in equal one-quarter increments on each of the first four anniversaries of the grant date. These awards are intended to further align the interests of the recipients with those of our shareholders, while promoting executive retention. These awards accrue dividend equivalents that are only paid out upon vesting.
The stock options granted to our NEOs and other LTIP participants vest in equal one-quarter increments on each of the first four anniversaries of the grant date. In calculating the number of stock options required to deliver the targeted award value, we use the Black Scholes valuation methodology based on a single-day pricing method, which is based on the closing price of our common stock on the day of the grant.
For more information on the treatment of long-term incentive awards in the event of the holder's severance or a change of control, see "Severance and Change of Control Arrangements."
All LTIP awards to the NEOs and other recipients are targeted to be on the same annual grant date, except for awards made in conjunction with an individual's promotion or hire date, as required by board approval, or as necessary to facilitate retention of key employees.
2021 Long-Term Incentive Awards
The following table details the target grant date fair value used by the Committee to determine the number of options, PSUs and RSUs awarded to the NEOs in 2021, which are disclosed in the "Grants of Plan-Based Awards" table on page 41. The actual value of equity awards that may be realized by the NEOs will depend on their continued service and our future stock price performance.

Name	Target Grant Value ($)	Options Granted (#)	Target PSUs Granted (#)	RSUs Granted (#)
Barry C. McCarthy	4,000,000	104,167	43,615	24,231
Scott Bomar(1)	2,750,000	18,288	—	53,396
Christopher L. Thomas	1,375,000	35,807	14,993	8,329
Michael A. Reed	550,000	14,323	5,997	3,332
Jeffrey L. Cotter	750,000	19,531	8,178	4,543
(1) Mr. Bomar received a new hire award on June 14, 2021 consisting of options and RSUs, both of which have a four-year ratable vesting schedule.
2019-2021 PSU Award Payouts
Our 2019-2021 PSU awards used equally weighted performance metrics of (a) fiscal year 2021 organic revenue growth and (b) three-year average TSR as compared to a peer group, as represented in the following charts.

Fiscal Year 2021 Organic Growth
	Threshold	Target	Maximum
Fiscal Year 2021 Organic Revenue Growth	1%	2%	4%
Payout	40%	100%	200%

3-Year Average TSR (through 12/31/2021)
	Threshold	Target	Maximum
TSR Ranking in Peer Group	25% Peer Group percentile	50% Peer Group percentile	75% Peer Group percentile
Payout	40%	100%	200%
For purposes of determining payouts under these PSUs, our fiscal year 2021 organic revenue growth was 3.2%, resulting in a 160% payout. The actual three-year average TSR, as compared to the peer group, had a percentile rank of 16.7%, which fell below the 25th percentile threshold for payout. The 2019-2021 blended payout percentage was 80%. Accordingly, in January 2022, the Committee approved an 80% payout.
Retirement and Other Benefits
Our NEOs are eligible to participate in the same qualified broad-based retirement plans that are available to all U.S. employees. Our retirement plans are regularly compared with retirement programs of companies that are in businesses similar to ours and/or are located in geographic areas from which we typically recruit talent to help ensure that we remain competitive in the market. The incremental value of benefits provided to our NEOs under this program is included in the All Other Compensation column of the Summary Compensation Table. We provide our NEOs with benefits available to other eligible U.S. employees. These benefits include medical, dental, life and disability insurance, as well as the qualified retirement savings plan (the 401(k) Plan and Roth 401(k) Plan) that, when in effect, includes a company match of the employee's pre-tax and after-tax contributions.
Our NEOs and certain other executives are eligible to participate in our tax-deferred compensation plans. The Deluxe Corporation Deferred Compensation Plan is intended to promote executive retention by providing a long-term savings opportunity on a tax-efficient basis. Under this plan, which complies with the requirements of Section 409A of the Internal Revenue Code of 1986 (Section 409A), NEOs and other key employees may choose to defer up to 100 percent of their base salary (less applicable deductions) and up to 50 percent of any AIP payout into multiple investment options. This plan also contains a provision that restores benefits lost under the defined contribution retirement plan due to Internal Revenue Code limits. Contributions for the NEOs under this provision for 2021 are reflected in the All Other Compensation column of the Summary Compensation Table. The investment options are similar to the investment options available to employees in our broad-based retirement plans. The majority of payouts from this plan commence following termination of employment, based on elections made by the participants in accordance with, and subject to, any delays in payment that otherwise might be required by Section 409A.
Our President and CEO is provided a supplemental long-term disability insurance plan that restores benefits lost due to a salary cap that applies to our broad-based employee long-term disability plan, in which he also participates. The total benefit, combining the supplemental and broad-based plans, equates to the amount that would otherwise result from the broad-based plan if the salary were uncapped.

Personal Choice Program
Our CAO participated in the legacy executive officer Personal Choice Program which ended on December 31, 2021. The Personal Choice Program provided a fixed cash payment to executive officers in lieu of perquisites, other than an annual executive physical. The quarterly cash payment of $7,500 was intended to cover an executive's personal expenses typically incurred as a result of the position (such as financial and tax planning, vehicle mileage, etc.). The quarterly payments under this program were not grossed-up for income taxes.
Compensation Design Process
Role of the Committee and Management in Determining Executive Compensation
The Committee reviews and makes decisions about executive policies and plans, including the amount of base salary, annual incentive and long-term incentive awarded to our NEOs. Our President and CEO and other executives may assist the Committee in its evaluation of compensation elements or program design or by providing mathematical calculations, historical information, year-over-year comparisons and clarification regarding job duties and performance. The Committee also considers recommendations from its compensation consultant and competitive data and makes decisions, as it deems appropriate, on executive compensation based on its assessment of individual performance and achievement of goals both by the individual and our company.
The President and CEO's performance is reviewed by the Committee, with input from the other non-employee members of the board. The President and CEO annually reviews the performance of each other executive officer who reports to him, including the NEOs. The recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee for approval. Members of management play various additional roles in this process, as follows:
•The President and CEO makes recommendations to the committee regarding merit increases and compensation packages for the executive officers (other than himself) based on market-based compensation information obtained from FW Cook and evaluation of the performance of the executives against their goals.
•The Chief Communications and Human Resources Officer and the Vice President, Compensation provide the Committee with details of the operation of our various compensation plans, including the design of performance measures for our AIP and the design of our LTIP.
•The President and CEO and Senior Vice President, CFO provide information and analysis and make a recommendation to the Committee relevant to the process of establishing performance targets for our AIP, as well as any other performance-based awards, and present information regarding the attainment of corporate financial goals for the preceding year.
•The Senior Vice President, Chief Administrative Officer, General Counsel and Secretary attends meetings of the Committee to provide input on legal issues, responds to questions about corporate governance, and reviews and approves the preparation of minutes.
The Committee considers these recommendations and exercises discretion in modifying any recommended adjustments or awards to executives based on considerations it deems appropriate. Although members of our management team participate in the executive compensation process, the Committee also meets regularly in executive session without management present. The Committee makes the final determination of the executive compensation package provided to each of our NEOs.
Compensation Consultant Services and Independence
The Committee has the authority to engage independent advisors to assist it in fulfilling its responsibilities. The Committee has retained FW Cook, a national executive compensation consulting firm, to provide advice with respect to compensation for our NEOs and other officers. FW Cook performs services solely on behalf of the Committee and does not provide any other services to us. Management has no separate relationship with FW Cook. Pursuant to SEC rules, the Committee assessed the independence of FW Cook, including based on information provided by FW Cook, and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee.
FW Cook performed the following services for the Committee in 2021: reviewed market benchmarking data and prepared market data for the President and CEO position and all other NEO positions; reviewed tally sheets; assessed incentive risk and proxy disclosure; and reviewed regulatory and governance guidance and pay-for-performance updates. FW Cook assisted the Committee in determining appropriate levels of compensation for the President and CEO and other executive officers. FW Cook also consulted on the development of the 2021 Retention and Incentive Program and other potential adjustments to the incentive programs. FW Cook attended all Committee meetings upon invitation and participated in executive sessions without management present.
Management of Compensation-Related Risk
In establishing and reviewing our executive compensation program, the Committee considers whether the program encourages unnecessary or excessive risk-taking and has concluded that it does not. We have a robust process of evaluating our compensation plans, programs and practices, which includes a risk analysis of myriad compensation design features. This evaluation occurs annually and is reviewed by FW Cook and provided to the Committee for review. The Committee reviewed our material compensation programs and noted numerous ways in which risk is effectively managed or mitigated. All such plans were deemed to have substantial risk mitigating features, including the following: a balanced mix of fixed and variable pay and short- and long-term incentives; use of multiple performance measures; a portfolio of long-term equity incentives, including time-based and performance-based measures; caps, discretion in payment, oversight by non-plan participants and significant stock ownership guidelines; pre-approval requirements for executive stock transactions; and the existence of policies prohibiting stock hedging and pledging and requiring executive incentive compensation recoupment in specified circumstances.
The Committee also considers the effect compensation plans could have on risk to the overall enterprise, including how compensation programs for employees generally impact individual behavior that could exacerbate these enterprise risks. Board and management processes are in place to oversee risk associated with compensation programs and practices, including, but not limited to, regular business reviews, alignment of compensation plan goals with our annual and long-term strategic goals and performance expectations, review of enterprise risk management by the board as part of the annual strategy and budget reviews, and other appropriate internal controls. The Committee concluded that our compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on our results or operations.
Equity Award Grant Practices
We have a formal equity grant practice in place to ensure that equity awards will be made on specified dates. The Committee reviews and approves annual equity-based awards, including those made to senior executives who are reporting officers under Section 16 of the Exchange Act, in the first calendar quarter of each year (near the time of their annual performance reviews). We generally schedule board and Committee meetings at least a year in advance and, as noted above, make annual equity awards to our NEOs around the same time every year. We do not time our equity awards to take advantage of market conditions or the release of earnings or other major announcements by us.
Stock Ownership Guidelines for Executive Officers
The Committee has established stock ownership guidelines for executive officers which prohibit them from selling stock unless a minimum level of ownership is achieved. The Committee annually reviews each executive officer's progress toward attaining his or her ownership target. The target for the President and CEO is five times annual base salary and for all other current NEOs is two and one half times annual base salary. The guidelines call for the targeted level of ownership to be achieved within five years of the date the individual becomes subject to the target. For purposes of calculating an executive officer's stock ownership under these guidelines, stock options are not included. While RSUs convertible into shares are included, prior to vesting, only 60 percent of their value is counted toward the ownership target. Our rationale is that approximately 40 percent of such units will be withheld or surrendered by the executive upon vesting to cover taxes. As a result of all NEOs being in role less than five years, none of them has yet met the share ownership guidelines and, as a result, our NEOs are unable to sell stock until the requisite ownership level is achieved. The Committee has no reason to believe that the target will not be reached by the applicable deadline.
In addition to the stock ownership guidelines, executive officers are subject to share retention and holding period requirements. Under this policy, individuals who have not achieved their ownership targets must retain 100 percent of their net shares (i.e., shares remaining after exercise costs and applicable taxes are covered) upon the exercise of stock options and the vesting of other equity awards and are required to hold the shares until their individual ownership targets are met.
Prohibitions on Pledging and Hedging Company Stock
We also maintain a policy prohibiting directors and executive officers from pledging our stock and from engaging in any transactions intended to hedge the economic risk of ownership in our stock. This policy prohibits executive officers and directors from directly or indirectly (i) purchasing any financial instrument or entering into any transaction that is designed to hedge or offset any decrease in the market value of our stock (including, but not limited to, prepaid forward contracts, short sales, equity swaps or collars), or (ii) pledging, hypothecating, or otherwise encumbering shares of our stock as collateral for indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account where such shares are used as collateral for a loan.
Policies on Clawback of Incentive Compensation
We have in place an Incentive Compensation Recovery Policy, which applies to our officers who are subject to Section 16 of the Exchange Act. The policy requires reimbursement or forfeiture of any excess incentive compensation received by an executive during the three fiscal years immediately preceding any required accounting restatement. The amount to be recovered will be the amount by which the executive's incentive compensation for the relevant period exceeded amounts that would have been earned based on the restated financial results. The policy also allows the board to require reimbursement or forfeiture of incentive compensation in the event an executive engages in detrimental conduct, including, but not limited to, willful violations of law, fraud, or gross misconduct. While our Recovery Policy applies to incentive compensation earned by or awarded to executives on or after the date the policy was effective, our existing LTIP contains a similar provision requiring recoupment of excess incentive compensation earned under performance awards if a restatement occurs within 12 months following the relevant performance period and the executive's misconduct contributed to the need for such restatement. We continue to monitor legislative updates and will amend our policy as appropriate to ensure compliance with regulatory requirements.
Consideration of Certain Tax Effects
Section 162(m) of the U.S. Internal Revenue Code (Section 162(m)) imposes a $1,000,000 annual deduction limit on compensation payable to certain current and former executive officers. The Committee believes that shareholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted by tax considerations. Therefore, the Committee seeks to maintain equity incentive compensation at levels needed to attract and retain named executive officers essential to our success, even though all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Compensation and Talent Committee Report
The Compensation and Talent Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference into Deluxe Corporation's Annual Report on Form 10-K for the year ended December 31, 2021.

MEMBERS OF THE COMPENSATION AND TALENT COMMITTEE

Thomas J. Reddin, Chair	Cheryl E. Mayberry McKissack
Martyn R. Redgrave	Paul R. Garcia
Telisa L. Yancy

COMPENSATION TABLES
The following tables present compensation for our NEOs and should be read in conjunction with the CD&A.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Barry C. McCarthy President and Chief Executive Officer	2021	900,000	—	5,239,543	1,200,004	470,880		12,518	7,822,945
	2020	855,865	—	2,962,074	1,312,502	89,468		36,750	5,256,659
	2019	900,000	—	2,732,461	1,049,999	521,710		71,699	5,275,869
Scott C. Bomar[7] Senior Vice President, Chief Financial Officer	2021	288,352	500,000	2,500,001	249,997	188,582		513	3,727,445

Keith A. Bush[8] Senior Vice President, Chief Financial Officer	2021	349,865	—	—	—	259,320		23,247	632,432
	2020	484,785	—	1,021,403	472,501	71,567		35,562	2,085,818
	2019	504,225	729,000	1,205,649	437,502	207,042		39,800	3,123,218
Christopher L. Thomas Senior Vice President, Chief Revenue Officer	2021	562,500	—	1,278,627	412,497	416,925		1,280	2,671,829
	2020	499,558	—	1,101,339	428,752	—		13,073	2,042,722

Michael A. Reed Senior Vice President, Division President, Payments	2021	496,250	—	624,739	165,001	192,545		300	1,478,835
	2020	460,750	400,000	419,213	174,997	40,025		124,778	1,619,763

Jeffrey L. Cotter Senior Vice President, Chief Administrative Officer, General Counsel and Secretary	2021	480,000	—	687,144	224,997	313,920	5,475	30,950	1,742,486
	2020	456,000	—	745,719	262,503	—		37,889	1,502,111
	2019	463,750	622,500	785,839	262,498	163,057		38,400	2,336,044
(1)Mr. Bomar was paid a signing bonus at the time of hire.
(2)The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock during the fiscal years ended December 31, 2021, 2020 and 2019. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. Stock awards included in this column are comprised of bonus deferred RSUs received in lieu of cash under the AIP (2019-2021); RSUs received under the LTIP (2019-2021), PSUs received under the LTIP (2019-2021); RSUs received as the up-front grant for the AIP award (2019-2020); and PSUs received under the 2021 Retention and Incentive Program (2021). Mr. Bomar's amount consists entirely of a new hire stock award of 53,396 RSUs that will vest ratably over a four-year period.
As described in the CD&A section, the following table reflects each NEO's bonus deferred RSUs received in lieu of cash under the AIP:

Name	AIP Match Rate	Plan Year	Grant Date	Grant Price ($)	Units Granted in Lieu of Cash Plus Match (#)	Value at Grant ($)
Barry C. McCarthy	50%	2021	1/27/2022	28.78	24,542	706,319
	100%	2020	1/28/2021	35.03	5,108	178,933
	50%	2019	1/21/2020	49.10	15,936	782,458
Keith A. Bush	50%	2019	1/21/2020	49.10	6,324	310,508
Christopher L. Thomas	100%	2020	1/28/2021	35.03	4,230	148,177
Jeffrey L. Cotter	100%	2020	1/28/2021	35.03	3,391	118,787
	50%	2019	1/21/2020	49.10	4,978	244,420

The portion of each executive's AIP compensation paid in cash is included in the "Non-Equity Incentive Plan Compensation" column. The grant date fair value of the bonus deferred RSUs for the 2021 AIP, including the match, are displayed in the Grants of Plan-Based Awards Table.

The value of the PSUs included in this column for 2021 assumes target performance over the measurement period. Assuming threshold, target and maximum performance, the value of the PSUs granted under the LTIP, which includes Total Revenue PSUs and Relative TSR PSUs, and the value of the PSUs granted to certain NEOs as part of 2021 Retention and Incentive Program, are as follows:

Name	PSU Type	Threshold ($)	Target ($)	Maximum ($)
Barry C. McCarthy	LTIP PSU	914,235	2,060,585	4,121,169
	Retention & Incentive PSU	—	1,472,625	—
Christopher L. Thomas	LTIP PSU	314,275	708,338	1,416,677
	Retention & Incentive PSU	—	226,551	—
Michael A. Reed	LTIP PSU	125,706	283,322	566,645
	Retention & Incentive PSU	—	203,905	—
Jeffrey L. Cotter	LTIP PSU	171,423	386,370	772,739
	Retention & Incentive PSU	—	113,285	—

For more information regarding the 2021 grants of options, RSUs, and PSUs, refer to the Grants of Plan-Based Awards Table.
(3)The amounts in this column reflect the aggregate grant date fair value computed in accordance with ASC Topic 718 for awards of stock options received under the LTIP during the fiscal years ended December 31, 2021, 2020, and 2019. Mr. Bomar's amount consists entirely of a new hire award of 18,288 options exercisable at $46.82 per share, which vest ratably over four years. The options have not been adjusted to reflect that these awards are subject to forfeiture. Assumptions used in the calculation of these amounts are included in Note 11 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs. For more information regarding the 2021 grants of stock options, refer to the Grants of Plan-Based Awards Table.
(4)Amounts listed in this column reflect cash amounts paid to the NEOs under the AIP. Mr. Bush received a prorated bonus based on the number of days in 2021 during which he was employed.
(5)This amount reflects the above-market value of earnings on compensation deferred by Mr. Cotter under our non-qualified Deferred Compensation Plan. Earnings on deferred compensation are considered above-market to the extent they exceed that which would have occurred if the amount had been invested at 120% of the applicable federal long-term rate.
(6)The 2021 amounts listed in this column are described in the All Other Compensation Table and its accompanying footnotes.
(7)Mr. Bomar assumed the role of Senior VP, Chief Financial Officer on June 14, 2021.
(8)On June 14, 2021, Mr. Bush transitioned from his role as Chief Financial Officer to that of Special Advisor to the President and CEO. Mr. Bush's employment terminated on September 7, 2021.
ALL OTHER COMPENSATION TABLE

Name	Perquisites and Other Personal Benefits ($)[1]	Total ($)
Barry C. McCarthy	12,518	12,518
Scott C. Bomar	513	513
Keith A. Bush	23,247	23,247
Christopher L. Thomas	1,280	1,280
Michael A. Reed	300	300
Jeffrey L. Cotter	30,950	30,950
(1)Amount for Mr. McCarthy reflects an employer health savings account contribution and supplemental long-term disability coverage. Amounts for Messrs. Bomar and Thomas reflect an employer health savings account contribution and a personal device reimbursement. Amount for Mr. Bush reflects a quarterly cash allowance of $7,500 for the legacy Personal Choice Program, an employer health savings account contribution and a personal device reimbursement. Amount for Mr. Reed reflects a personal device reimbursement. Amount for Mr. Cotter reflects a quarterly cash allowance of $7,500 for the legacy Personal Choice Program, an employer health savings account contribution, a personal device reimbursement, and a transportation allowance paid to all of our employees located at our Minneapolis office.

GRANTS OF PLAN-BASED AWARDS TABLE

								All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name & Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]
	Award Type	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Barry C. McCarthy
3/1/2021	RSU							24,231			1,000,013
3/1/2021	Options								104,167	41.27	1,200,004
3/1/2021	TR PSU				10,904	21,808	43,616				900,016
3/1/2021	TSR PSU				8,723	21,807	43,614				1,160,569
3/1/2021	Retention & Incentive PSU				—	78,750	—				1,472,625
3/1/2021	Retention & Incentive PU	—	3,250,000	—
	AIP Cash	162,000	1,080,000	2,160,000
1/27/2022	AIP-Def RSUs							24,542			706,319
Scott C. Bomar
6/14/2021	RSU							53,396			2,500,001
6/14/2021	Options								18,288	46.82	249,997
	AIP Cash	32,440	216,264	432,528
Keith A. Bush
	AIP Cash	44,608	297,385	594,770
Christopher L. Thomas
3/1/2021	RSU							8,329			343,738
3/1/2021	Options								35,807	41.27	412,497
3/1/2021	TR PSU				3,749	7,497	14,994				309,401
3/1/2021	TSR PSU				2,998	7,496	14,992				398,937
3/1/2022	Retention & Incentive PSU				—	12,115	—				226,551
3/1/2021	Retention & Incentive PU	—	500,000	—
	AIP Cash	71,719	478,125	956,250
Michael A. Reed
3/1/2021	RSU							3,332			137,512
3/1/2021	Options								14,323	41.27	165,001
3/1/2021	TR PSU				1,500	2,999	5,998				123,769
3/1/2021	TSR PSU				1,199	2,998	5,996				159,554
3/1/2021	Retention & Incentive PSU				—	10,904	—				203,905
3/1/2021	Retention & Incentive PU	—	450,000	—
	AIP Cash	37,219	248,125	496,250
Jeffrey L. Cotter
3/1/2021	RSU							4,543			187,490
3/1/2021	Options								19,531	41.27	224,997
3/1/2021	TR PSU				2,045	4,089	8,178				168,753
3/1/2021	TSR PSU				1,636	4,089	8,178				217,617
3/1/2021	Retention/Incentive PSU				—	6,058	—				113,285
3/1/2021	Retention/Incentive PU	—	250,000	—
	AIP Cash	54,000	360,000	720,000
(1)For AIP Cash, reflects the estimated range of potential payouts under the AIP for 2021 before deducting amounts deferred as RSUs. The threshold amount assumes 50% of target payout on the Adjusted EBITDA goal, which metric has a 30% weighting. The actual cash payouts under the AIP for 2021, net of deferrals, are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For Retention & Incentive PU, reflects the potential payouts for PUs under the 2021 Retention and Incentive Program. There is an all-or-nothing payment based on achievement of a target for cumulative adjusted diluted EPS over the two-year performance period January 1, 2021 through December 31, 2022. The actual cash payout for the Retention & Incentive PUs, if any, will be reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table in the Proxy Statement for our 2023 Annual Meeting of Shareholders.
(2)Reflects PSUs granted under our LTIP, which are subject to the following performance conditions: three-year total revenue (TR PSUs) and three-year relative TSR (TSR PSUs) during the period January 1, 2021 through December 31, 2023. Also reflects PSUs granted under our 2021 Retention and Incentive Program, which vest on an all-or-nothing basis, based on two-year absolute TSR during the period January 1, 2021 through

December 31, 2022. These PSUs vest, if at all, upon satisfaction of the conditions and subsequent approval of the Compensation and Talent Committee.
(3)Reflects grants of RSUs to our NEOs. Terms of each type of RSU are as follows:
•RSUs are issued as part of our standard LTIP compensation program and vest in equal one-quarter increments on each of the first four anniversaries of the grant date; and
•AIP Deferred RSUs issued to Mr. McCarthy related to his election to receive 50% of his AIP payout in RSUs, including the 50% match provided by the company for such RSUs. Although the grant date is in January 2022, the amount of the grant is based on Mr. McCarthy's 2021 AIP payout. The number of RSUs granted was determined using the $28.78 per share closing price of our common stock on the grant date. These RSUs vest on the second anniversary of the grant date. In the event Mr. McCarthy's employment is terminated for reasons other than cause prior to the expiration of the restriction period, he would receive the base amount allocated to RSUs prior to the 50% match (Base Amount). If Mr. McCarthy resigns or is terminated for cause prior to expiration of the restriction period, he would receive the lesser of the Base Amount or the then current value of the units originally attributable to the Base Amount.
•For Mr. Bomar, reflects a new hire grant of 53,396 RSUs which will vest ratably over four years.
The grant date fair value of the RSUs and the AIP deferred RSUs is included in the Stock Awards column of the Summary Compensation Table.
(4)Reflects stock options awarded under our LTIP. For Mr. Bomar, reflects a new hire grant of 18,288 options exercisable at $46.82 per share, which will vest ratably over four years. For all NEOs, stock options vest in equal one-quarter increments on each of the first four anniversaries of the grant date. All options have ten-year terms, and the exercise price of all options is the closing price of our common stock on the grant date. The grant date fair value of the options is included in the Option Awards column of the Summary Compensation Table.
(5)Dollar values represent the accounting grant date fair value of PSUs, RSUs and, if applicable, stock options under ASC Topic 718. The grant date fair value of the options is based on the stock price at the time of grant multiplied by the Black Scholes value on the date of grant and was 27.9 percent, or approximately $11.52 per option, for Mr. Bomar on June 14, 2021, and 29.2 percent, or approximately $13.67 per option, for the other NEOs on March 1, 2021. The values of PSUs granted are based upon a Monte Carlo simulation value of $53.22 per share for TSR PSUs, $41.27 (the closing price of our stock on the date of grant) for TR PSUs, and upon a Monte Carlo simulation value of $18.70 for the Retention & Incentive PSUs. These amounts reflect an accounting expense and do not necessarily correspond to the actual value that may be realized by the NEOs.
For more information on the awards described in the Grants of Plan-Based Awards Table, refer to the "Annual Incentive Compensation" and "Long-Term Equity Incentive Compensation" sections in the CD&A, as well as "Severance and Change of Control Arrangements" for how these awards are treated under various termination and change of control scenarios.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Grant Date/PSU Period[1]		Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Barry C. McCarthy	11/26/2018	235,018	—	48.92	11/26/2025	4/1/2019	[4]	4,476	143,724
	4/1/2019	85,470	42,735	44.69	4/1/2029	2/19/2020	[5]	14,383	461,838
	2/19/2020	50,096	150,286	39.11	2/19/2030	2/19/2020	[4]	9,205	295,573
	3/1/2021	—	104,167	41.27	3/1/2031	1/21/2020	[6]	15,936	511,705
						1/28/2021	[6]	5,108	164,018
						3/1/2021	[5]	24,231	778,057
						1/1/2019- 12/31/2021	[7]			4,984	160,036
						1/1/2019- 12/31/2021	[8]			3,776	121,247
						1/1/2020- 12/31/2022	[7]			10,787	346,371
						1/1/2020- 12/31/2022	[8]			8,630	277,109
						1/1/2021- 12/31/2023	[7]			10,904	350,127
						1/1/2021- 12/31/2023	[8]			8,723	280,089
						1/1/2021- 12/31/2022	[8]			78,750	2,528,663
Scott C. Bomar	6/14/2021	—	18,288	46.82	6/14/2031	6/14/2021	[5]	53,396	1,714,546

Keith A. Bush						1/1/2019- 12/31/2021	[7]			1,859	59,692
						1/1/2019- 12/31/2021	[8]			1,408	45,211
						1/1/2020- 12/31/2022	[7]			2,151	69,069
						1/1/2020- 12/31/2022	[8]			1,721	55,261
Christopher L. Thomas	2/18/2020	15,903	47,710	39.62	2/18/2030	7/22/2019	[6]	7,956	255,467
	3/1/2021	—	35,807	41.27	3/1/2031	2/18/2020	[5]	4,638	148,926
						2/18/2020	[4]	3,755	120,573
						1/28/2021	[6]	4,230	135,825
						3/1/2021	[5]	8,329	267,444
						1/1/2020- 12/31/2022	[7]			2,296	73,725
						1/1/2020- 12/31/2022	[8]			1,739	55,839
						1/1/2021- 12/31/2023	[7]			3,749	120,364
						1/1/2021- 12/31/2023	[8]			2,998	96,279
						1/1/2021- 12/31/2022	[8]			12,115	389,013
Michael A. Reed	2/18/2020	6,491	19,473	39.62	2/18/2030	11/25/2019	[6]	1,638	52,596
	3/1/2021	—	14,323	41.27	3/1/2031	2/18/2020	[5]	1,893	60,784
						2/18/2020	[4]	2,040	65,504
						3/1/2021	[5]	3,332	106,991
						1/1/2020- 12/31/2022	[7]			937	30,087
						1/1/2020- 12/31/2022	[8]			710	22,798
						1/1/2021- 12/31/2023	[7]			1,500	48,149
						1/1/2021- 12/31/2023	[8]			1,199	38,506
						1/1/2021- 12/31/2022	[8]			10,904	350,127

	Option Awards					Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Grant Date/PSU Period[1]		Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[3]
Jeffrey L. Cotter	6/11/2018	10,196	—	68.62	6/11/2025	4/1/2019	[5]	1,678	53,881
	4/1/2019	16,026	16,025	44.69	4/1/2029	4/1/2019	[4]	403	12,940
	2/18/2020	9,737	29,210	39.62	2/18/2030	1/21/2020	[6]	4,978	159,844
	3/1/2021	—	19,531	41.27	3/1/2023	2/18/2020	[4]	3,029	97,261
						2/18/2020	[5]	2,839	91,160
						1/28/2021	[6]	3,391	108,885
						3/1/2021	[5]	4,543	145,876
						1/1/2019- 12/31/2021	[7]			1,246	40,009
						1/1/2019- 12/31/2021	[8]			944	30,312
						1/1/2020- 12/31/2022	[7]			2,130	68,394
						1/1/2020- 12/31/2022	[8]			1,704	54,715
						1/1/2021- 12/31/2023	[7]			2,045	65,665
						1/1/2021- 12/31/2023	[8]			1,636	52,519
						1/1/2021- 12/31/2022	[8]			6,058	194,522
(1)For better understanding of this table, we have included an additional column showing the grant dates of options, RSUs, and PSUs.
(2)Unexercisable options vest in accordance with the schedule below:

Grant Date	Vesting
4/1/2019	3-year ratable vesting for Mr. McCarthy and 4-year ratable vesting for Mr. Cotter
2/18/2020 2/19/2020 3/1/2021 6/14/2021	4-year ratable vesting
(3)Based on the $32.11 per share closing price of our common stock on December 31, 2021.
(4)RSUs vest ratably over three years.
(5)RSUs vest ratably over four years.
(6)Except as specifically noted in the prior footnotes, RSUs vest in accordance with the schedule below:

Grant Date	Vesting
11/25/2019	3-year ratable vesting
1/21/2020 1/28/2021	2-year cliff vesting
7/22/2019	1,988 after one year, 3,977 after two years, and 11,933 after 3 years
(7)PSUs with total revenue and organic revenue growth payouts are shown assuming achievement of the following goals. A more detailed discussion can be found in the "Long-Term Equity Incentive Compensation" section in the CD&A.

Performance Period
1/1/2019-12/31/2021	LTIP PSUs based on Organic Revenue Growth threshold of 33%
1/1/2020-12/31/2022 1/1/2021-12/31/2023	LTIP PSUs based on Total Revenue threshold of 50%
(8)PSUs with TSR payouts are shown assuming achievement of the following goals. A more detailed discussion can be found in the "2021 Retention and Incentive Program" and "Long-Term Equity Incentive Compensation" sections in the CD&A.

Performance Period
1/1/2019-12/31/2021	LTIP PSUs based on relative TSR threshold of 25%
1/1/2020-12/31/2022 1/1/2021-12/31/2023	LTIP PSUs based on relative TSR threshold of 40%
1/1/2021-12/31/2022	2021 Retention and Incentive Program PSUs based on absolute TSR threshold of 100%

2021 STOCK VESTED

	Restricted Stock/RSUs
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Barry C. McCarthy	46,577	1,718,823
Keith A. Bush	16,136	605,267
Christopher L. Thomas	5,412	220,599
Michael A Reed	3,289	125,209
Jeffrey L. Cotter	4,431	183,484
(1)Value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.
Non-Qualified Deferred Compensation
Our Deferred Compensation Plan permits eligible employees to defer annually the receipt of up to 100 percent of base salary, and up to 50 percent of annual bonuses. In connection with this plan, we have created a non-qualified grantor trust (commonly known as a Rabbi Trust) through which our obligations under the plan are funded. No assets are set aside for individual participants in the plan, and the trust assets remain subject to the claims of our creditors. Amounts deferred under the plan are payable on the earliest to occur of a change of control of our company, the participant's termination of employment, disability or death, or the date for payment selected by the participant, unless a delay in payments is otherwise required by Section 409A. Deferred amounts are credited with gains and losses based on the performance of deemed investment options (i.e., phantom funds) selected by the participant. We also may make ERISA excess payments and/or contributions of benefit plan equivalents to participants' accounts if IRS limits or the deferrals made by a participant under this plan have the effect of reducing the contributions they otherwise would receive from us under our qualified benefit plans.
The following table summarizes activity under these plans for each of the NEOs during 2021.
NON-QUALIFIED DEFERRED COMPENSATION TABLE

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year[1]	Aggregate Earnings in Last Fiscal Year[2]	Aggregate Withdrawals/Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Barry C. McCarthy	—	—	—	—	—
Keith A. Bush	—	—	—	—	—
Christopher L. Thomas	—	—	—	—	—
Michael A. Reed	—	—	—	—	—
Jeffrey L. Cotter	52,800	—	6,621	—	59,421
(1)Company contributions in the form of ERISA excess payments and benefit plan equivalents are made after the end of the year to which they relate. There were no contributions made in 2021.
(2)Any amounts represent earnings on contributions and deferrals made in 2021 and in prior years. Participants in this plan allocate their deferrals into phantom funds similar to the funds available under our qualified retirement plans. Any amounts reported reflect the performance of these phantom funds.
The measurement funds available under the Deferred Compensation Plan, and their annualized returns as of December 31, 2021, are as follows:

Fund	Asset Category	Ticker	Rate of Return (%)
Vanguard Federal Money Market Investor	Money Market-Taxable	VMFXX	0.01
Vanguard VIF Total Bond Market Index	Intermediate Core-Plus Bond	N/A	(1.72)
Vanguard Large-Cap Index Fund Admiral Shares	Large Blend	VLCAX	27.01
Vanguard VIF Equity Index	Large Blend	N/A	28.55
Vanguard Growth Index Admiral	Large Growth	VIGAX	27.26
Vanguard Small Cap Index Admiral	Small Blend	VSMAX	17.73
Vanguard Developed Markets Index Admiral	Foreign Large Blend	VTMGX	11.43
Vanguard Emerging Markets Stock Index Admiral	Diversified Emerging Markets	VEMAX	0.86

Severance and Change of Control Arrangements
Severance Arrangements
Our severance arrangements are intended to facilitate each NEO's attention to the affairs of our business and to recognize each executive's key role within our organization. The severance plan for our executive officers and the severance provisions in Mr. McCarthy's employment agreement are collectively referred to as severance arrangements. Receipt of the benefits described below is conditioned upon Mr. McCarthy or the NEO entering into a release of certain claims. The NEOs are also required by their severance arrangements to maintain the confidentiality of our confidential information after their termination and to comply with any non-competition and non-solicitation obligations to which they have previously agreed.
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason, as those terms are defined in his agreement, he will be entitled to receive 12 months of base salary, payable in accordance with our regular payroll cycle over 12 months, and up to 12 additional months of base salary, subject to offset for earned income from other full-time employment, which he must use reasonable efforts to pursue. He will also be entitled to up to 12 months of health coverage premium continuation if he elects coverage and to executive-level outplacement services.
The severance plan applicable to the other NEOs provides that if an NEO is terminated by us without Cause or the NEO terminates employment for Good Reason, as those terms are defined in the plan, the NEO will be entitled to receive 12 months of salary, which may be paid in a lump sum or over time with the company's regular payroll, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition.
Change in Control Arrangements
Mr. McCarthy's employment agreement provides that if he is terminated by us without Cause or he resigns for Good Reason within 24 months following a Change in Control, as those terms are defined in his agreement, he will be entitled to receive two times the sum of his annual base salary plus his target annual incentive bonus, payable in a lump sum, and up to 12 months of health coverage premium continuation if he elects coverage. All severance payments are conditioned upon Mr. McCarthy signing a release of claims and otherwise complying with his contractual obligations.
The executive severance plan applicable to the other NEOs provides that if an NEO is terminated following a Change in Control, or the NEO terminates employment for Good Reason following a Change in Control, as those terms are defined in the plan, the NEO will be entitled to receive 18 months of salary payable in a lump sum, reimbursement for executive-level outplacement services in an amount up to $25,000, and a lump sum payment of $20,000 to cover other expenses incurred in connection with employment transition. All severance payments are conditioned upon the NEO signing a release of claims and otherwise complying with his or her contractual obligations.
Treatment of Equity Awards
In the event of a Change in Control, as defined in the award agreements, our NEOs' outstanding awards are subject to the following terms:
•Standard annual LTIP awards:
◦RSUs, PSUs and options will accelerate if the acquiring or surviving entity does not assume the award agreements with comparable equity;
◦for RSUs and options not assumed by the acquiring or surviving entity, the award agreements provide that, in the event of resignation for good reason within 12 months of the consummation of a change in control, any unvested shares will fully vest; and
◦for PSUs not assumed by the acquiring or surviving entity, the award agreements provide that, in the event of resignation for good reason within 12 months of the consummation of a change in control, any unvested shares will fully vest assuming the target was achieved.
•2021 Retention and Incentive Program awards:
◦PSUs will accelerate if the acquiring or surviving entity does not assume the award agreements with comparable, replacement awards; and
◦for PSUs not assumed by the acquiring or surviving entity, the award agreements provide that, in the event of resignation for good reason within 12 months of the consummation of a change in control, any unvested awards will fully vest assuming the target were achieved.
In the event of a death, disability, or approved retirements, our NEOs’ outstanding awards are subject to the following terms:
•RSU awards provide for full, accelerated vesting;
•option awards provide for full, accelerated vesting if the event occurs after the first anniversary of the grant; and

•PSU awards, including those granted as part of our 2021 Retention and Incentive Program, provide for accelerated vesting on a pro-rata basis if the event occurs after the first anniversary of the commencement of the relevant performance period.
In the event of termination without Cause or for Good Reason, as defined in the award agreements, our NEOs’ outstanding awards are treated according to the following:
•Options and RSUs vest on a pro-rata basis, provided the termination is after the first anniversary of the award date; and
•PSUs, including those awarded under the 2021 Retention and Incentive Program, vest on a pro-rata basis, provided the termination is after the first anniversary of the commencement of the relevant performance period.
The foregoing summary is qualified in its entirety by reference to the complete text of Mr. McCarthy's employment agreement, the severance plan, the forms of retention agreement, and the forms of stock option, RSU and PSU award agreements, all of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2021.
Payments Made Upon Termination
The following table illustrates the aggregate payments that would be received by the current NEOs, assuming a hypothetical qualifying termination event occurring on December 31, 2021. We do not have single-trigger change in control arrangements; thus, none of our NEOs is entitled to receive any severance payments unless a termination occurs following the change in control. To the extent an amount due includes the value of any equity acceleration, such value is based upon the number of equity awards that would have vested if termination occurred on the last business day of fiscal 2021, multiplied by the closing price of our common stock as of that date, $32.11, or, in the case of options, multiplied by the excess of this price over the exercise price.

Name	Change in Control[1] ($)	Without Cause[2] ($)	Death & Disability[3] ($)
Barry C. McCarthy	11,946,120	5,381,002	5,294,185
Scott C. Bomar	2,547,046	570,000	1,714,546
Christopher L. Thomas	3,165,272	1,700,255	1,592,998
Michael A. Reed	1,805,919	958,352	646,535
Jeffrey L. Cotter	2,259,956	1,218,460	1,131,246
(1)Severance under Mr. McCarthy's employment agreement due to a change in control termination is equal to two times base salary, a pro-rata bonus, 12 months of health coverage premiums, and accelerated vesting of outstanding equity awards and the cash-settled PUs issued under the 2021 Retention and Incentive Program. Severance for all other NEOs under a change in control is equal to one-and-a-half times base salary, a pro-rata bonus, executive outplacement services, a lump sum employment transition payment, and accelerated vesting of outstanding equity awards and the cash-settled PUs issued under the 2021 Retention and Incentive Program.
(2)Severance under Mr. McCarthy's employment agreement due to termination without cause is equal to 12 months of base salary with the possibility of an additional 12 months offsetting earned income from other full-time employment, a pro-rata bonus, 12 months of health coverage premiums, executive outplacement services, and accelerated vesting of outstanding equity awards and the cash-settled PUs issued under the 2021 Retention and Incentive Program. Severance for all other NEOs under a termination without cause is equal to 12 months of base salary, a pro-rata bonus, executive outplacement services, a lump sum employment transition payment, and accelerated vesting of outstanding equity awards and the cash-settled PUs issued under the 2021 Retention and Incentive Program.
(3)For death and disability, a pro-rated bonus, accelerated vesting of the PSUs and the cash-settled PUs issued under the 2021 Retention and Incentive Program, and potential accelerated vesting of other outstanding equity awards depending on the grant type and terms.
Regardless of the manner in which an NEO's employment terminates, the NEO is entitled to receive, subject to any applicable clawback provisions, certain previously earned compensation, including:
•annual incentive compensation earned during the fiscal year for certain termination causes, which include qualified retirement;
•vested shares awarded under our LTIP;
•amounts contributed under the 401(k) Plan and executive compensation deferral programs; and
•accrued vacation pay.
These amounts are excluded from the table above.
CEO Pay Ratio
We are required by SEC rules and regulations to disclose a reasonable estimate of the ratio of the annual total compensation for our President and CEO to the annual total compensation of our median employee. For the year ended December 31, 2021, the annual total compensation for Mr. McCarthy was $7,822,945, as shown in the Summary Compensation Table, plus $30,914 for the cost of his employer-sponsored health and welfare benefits. The annual total compensation for our median employee was $62,096 calculated in accordance with SEC rules. For 2021, the annual total compensation of Mr. McCarthy was 126.5 times that of our median employee.

As of the measurement date, November 1, 2021, we had a total of 6,395 employees. For purposes of identifying our median employee, we used our United States and Canadian employee population of 6,279 total employees, of which 5,730 were employed in the U.S. and 549 were employed in Canada. We excluded employee counts as follows for each respective country: Ireland – 1; Bulgaria – 23; and Australia – 92. As permitted by SEC rules and regulations, we excluded leased employees and independent contractors. To determine our median employee, we used base salary for the 12-month period ending October 31, 2021, as our compensation measure that we applied consistently to all employees. We annualized this amount for permanent employees who commenced employment during that period. We also chose to include the cost of the median employee's employer-sponsored health and welfare benefits, including medical, dental and life insurance, as well as short- and long-term disability coverage, in the calculation of our median employee's total annual compensation. For Canadian employees, we converted their pay amounts to U.S. dollars using the spot rate as of November 1, 2021.

ITEM 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
We believe that it is appropriate to seek the approval of shareholders on the design and effectiveness of the compensation program for our NEOs, and, therefore, are providing shareholders with the opportunity to cast a non-binding advisory vote, pursuant to Section 14A of the Exchange Act, as described below. We hold this advisory vote on an annual basis and expect to hold the next vote at our 2023 Annual Meeting of Shareholders.
Results of 2021 Advisory Vote on Compensation
Historically, over 90% of votes have been cast in support of our executive compensation programs. Last year, at the 2021 annual meeting, we had the support of approximately 94% of our shareholders. We attribute these outcomes to our history of listening and responding to shareholder concerns, which continued throughout 2021 as described in the Proxy Summary above. In response to comments received during our shareholder outreach campaigns in both 2020 and 2021, where reasonable, we implemented changes to directly address shareholder feedback. We continue to monitor current and emerging best practices with respect to the design of executive compensation programs, assess our compensation programs in light of our strategic initiatives for delivering shareholder value, regularly assess risk inherent in our compensation programs, and solicit views of shareholders in the course of our regular interactions with them.
2022 Advisory Vote on Compensation
We believe that the compensation program for the NEOs is instrumental in helping us achieve our strong financial performance and executing against our strategy, and we request that shareholders support the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Deluxe's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the compensation tables and the narrative disclosures that accompany the compensation tables set forth in this Proxy Statement.
This advisory vote is not binding upon us. However, the Compensation and Talent Committee, which is responsible for designing and administering our executive compensation programs, values the opinions expressed by shareholders and will consider the outcome of this vote when making future compensation decisions for NEOs.
The board recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers.

ITEM 3: APPROVAL OF THE DELUXE CORPORATION 2022 STOCK INCENTIVE PLAN
General
We are asking our shareholders to approve the Deluxe Corporation 2022 Stock Incentive Plan (the 2022 Incentive Plan). On February 17, 2022, upon recommendation of the Compensation and Talent Committee (referred to as the Committee throughout this Agenda Item 3) and subject to shareholder approval, our board adopted the 2022 Incentive Plan. The 2022 Incentive Plan is intended to promote the interests of our company and our shareholders by incenting management personnel to put forth maximum efforts for the success of our business and afford such personnel an opportunity to acquire ownership interests in our company. Our compensation strategy is outlined in further detail in the CD&A section of this proxy statement, beginning on page 26.
The 2022 Incentive Plan is an omnibus stock incentive plan that allows us to grant stock options, stock appreciation rights (SARs), restricted stock, RSUs, PSUs, dividend equivalents and other stock-based awards to employees, officers, consultants, independent contractors and non-employee directors. Up to 1,500,000 shares may be issued under all stock-based compensation awards of this plan. Between February 23, 2022, and the date of our annual meeting of shareholders, we will not issue any new awards under our existing 2020 Long-Term Incentive Plan (referred to as the 2020 Incentive Plan throughout this Item 3). All awards granted under the 2020 Incentive Plan are disclosed in this Agenda Item 3, and no additional awards have been or will be made. Shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company after the effective date of the 2022 Incentive Plan will also become available for re-issuance under the 2022 Incentive Plan.
All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, will count against the 2022 Incentive Plan’s reserve on a 1:1 basis for each share subject to the award.
Reasons for Adopting the 2022 Incentive Plan
We are asking our shareholders to approve the 2022 Incentive Plan in continued support of our business transformation through our One Deluxe Strategy, which importantly includes a substantial portion of our employees earning and owning shares of our stock. Our board believes that the continuation of our stock-based compensation program is essential in attracting, retaining and motivating highly qualified executive officers and other employees and non-employee directors to enhance the success of the company. Unless the 2022 Incentive Plan is adopted, the board has concluded that we will need to curtail grants of stock incentive awards to executive officers, other employees and non-employee directors. The board believes doing so would negatively impact our ability to achieve our strategic objectives. Accordingly, the board recommends adoption of the 2022 Incentive Plan in order to continue granting awards at market-competitive levels to our executive officers, other employees, and to non-employee directors.
If the 2022 Incentive Plan is approved by our shareholders, no additional awards will be granted under our prior plan, the 2020 Incentive Plan; although outstanding awards previously granted under prior stock incentive plans will remain outstanding and subject to the terms of the respective plan. However, shares subject to any outstanding awards under our prior plans that are forfeited, canceled or reacquired by the company will become available for re-issuance under the 2022 Incentive Plan. If the 2022 Incentive Plan is not approved by shareholders, we will continue to use the 2020 Incentive Plan in its current form as the framework for our stock incentive compensation program until the earlier of its expiration date or the date we run out of shares available for award issuances. Further, if the 2022 Incentive Plan is not approved, when the authorized shares of the current plan are depleted, we would not be able to continue to offer a long-term incentive program that awards stock-based compensation, which could put us at a competitive disadvantage in recruiting and retaining talent, and also make it more difficult for us to align employee interests with our shareholders.
The complete text of the 2022 Incentive Plan is attached as Annex B to this Proxy Statement. The following summary is qualified in its entirety by reference to Annex B.

Summary of the 2022 Incentive Plan
The following table identifies key features of the 2022 Incentive Plan.

Key Feature	Description
Independent Committee Administration	The 2022 Incentive Plan is administered by our Compensation and Talent Committee, comprised entirely of independent directors.
No Evergreen Provision	The 2022 Incentive Plan does not contain an “evergreen” provision that will automatically increase the number of shares authorized for issuance under the 2022 Incentive Plan.
Limit on Shares Authorized	Under the 2022 Incentive Plan, the aggregate number of shares that may be issued is 1,500,000 newly requested shares. In addition, shares subject to any outstanding awards under our prior stock incentive plans that are forfeited, canceled or reacquired by the company will become available for re-issuance under the 2022 Incentive Plan.
Plan Uses 1:1 Share Counting	All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, will count against the 2022 Incentive Plan’s reserve on a 1:1 basis for each share subject to the award.
No Discounted Stock Options or Stock Appreciation Rights	Stock options and SARs must have an exercise price equal to or greater than the closing market value of our common stock on the date of grant (unless such award is granted in substitution for a stock option or SAR previously granted by an entity that is acquired by or merged with the company).
No Repricing of Stock Options or SARs	The 2022 Incentive Plan prohibits the repricing of stock options and SARs (including a prohibition on the repurchase of “underwater” stock options or SARs for cash or other securities) without shareholder approval.
No Liberal Share "Recycling"	The 2022 Incentive Plan provides that any shares (i) surrendered to pay the exercise price of an option, (ii) withheld by the company or tendered to satisfy tax withholding obligations with respect to any award, (iii) covered by a stock-settled stock appreciation right not issued in connection with settlement upon exercise, or (iv) repurchased by the company using option proceeds will not be added back (“recycled”) to the 2022 Incentive Plan.
Minimum Vesting Period	A maximum of 5% of the aggregate number of shares available for issuance under the 2022 Incentive Plan may be issued with a vesting period ending prior to the one year anniversary of the date of grant. All other awards will have a minimum vesting period of at least one year, subject to limited exceptions in the case of a change in control, death, or disability, awards received in lieu of other earned compensation, and awards granted to our non-employee directors that vest no earlier than the next annual shareholder meeting date.
No Liberal Change in Control Provisions	The 2022 Incentive Plan prohibits any award agreement from accelerating the vesting or lapse of restrictions of any award solely upon a change in control (a "single trigger") unless the definitive agreement to the change in control transaction contemplates that such awards will not be assumed or replaced by the acquiring or surviving company. The 2022 Incentive Plan also prohibits any award agreement from having a change in control provision that has the effect of accelerating the exercisability of any award or the lapse of restrictions relating to any award upon only the announcement or shareholder approval (rather than the consummation of) a change in control transaction.
No Dividends or Dividend Equivalents Paid on Unvested Awards	The 2022 Incentive Plan prohibits the payment of dividends or dividend equivalents on awards until those awards are earned and vested. In addition, the 2022 Incentive Plan prohibits the granting of dividend equivalents with respect to stock options, SARs or an award the value of which is based solely on an increase in the value of the company’s shares after the grant of the award.
Awards Subject to Forfeiture or Clawback	Awards under the 2022 Incentive Plan will be subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
Historical Equity Granting Practices and Voting Power Dilution
In determining the number of shares to authorize for issuance under the 2022 Incentive Plan, the Committee considered, among other factors, historical amounts of equity awards granted and potential future grants over the next several years. As set forth in the table below, our three-year average "burn rate" is 3.27% for fiscal years 2019 through 2021. For purposes of calculating the burn rate, performance share units are counted in the year in which the units are earned and vested.

	2021	2020	2019
Weighted Average Shares of Common Stock Outstanding	42,378,000	42,142,000	43,029,000
Stock Options Granted	440,448	1,030,000	644,000
Restricted Stock Units Granted	641,844	628,000	611,000
Performance Share Units Earned and Vested	—	61,000	118,000
Annual Burn Rate	2.55%	4.08%	3.19%
Three-Year Average Burn Rate	3.27%

Potential dilution, or overhang, is a common measure to assess the dilutive impact of equity plans. Total potential dilution is equal to (i) the number of shares available to be granted as future equity awards plus the number of shares subject to outstanding awards, divided by (ii) total number of shares outstanding plus the total number of shares available for future grants and shares subject to outstanding awards. The table below demonstrates the potential voting power dilution resulting from the adoption of the 2022 Incentive Plan, calculated as of February 23, 2022.

Voting Power Dilution as of February 23, 2022	Share Count	Voting Power Dilution[1]
Shares Available for Granting under the 2020 Incentive Plan	1,940,586	Not Applicable
Shares Available for Granting under the 2020 Incentive Plan after February 23, 2022	—	—%
New Shares Requested — 2022 Incentive Plan	1,500,000	3.5%
Stock Options Outstanding Weighted average exercise price: $45.35 Weighted average remaining term: 6.7 years	2,097,057	4.9%
Restricted Share Units Outstanding	1,460,123	3.4%
Performance Share Units Outstanding	503,599	1.2%
Total	5,560,779	13.0%
(1)    Based on 42,853,509 shares of common stock outstanding as of February 23, 2022.
Between February 23, 2022, and the date of our annual shareholder meeting, we will not issue any new awards under the 2020 Incentive Plan. All awards granted under the 2020 Incentive Plan are disclosed in this Agenda Item 3, and no additional awards have been or will be made. We believe that our historical burn rate and equity granting practices, as well as the potential dilution resulting from the adoption of the 2022 Incentive Plan, are reasonable for a company of our size in our industry. Further, the Committee expects the shares authorized under the 2022 Incentive Plan to be sufficient to make awards of share-based compensation for one to three fiscal years, depending on a multitude of variables, including, but not limited to, future stock prices, competitive market practices for award sizes, and circumstances surrounding the attraction and retention of employee talent. If the 2022 Incentive Plan is not approved, we expect to have insufficient shares available in the 2020 Incentive Plan to meet the needs of our annual grants made to executives and employees in 2023.
Shares Available For Awards
The 2022 Incentive Plan would provide for the issuance of up to 1,500,000 shares of common stock. All shares subject to awards, regardless of the type of award or whether the award is full value or appreciation only, will count against the 2022 Incentive Plan’s reserve on a 1:1 basis for each share subject to the award. If awards issued under the 2022 Incentive Plan expire or otherwise terminate without being exercised or settled, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2022 Incentive Plan. However, under the share counting provisions of the 2022 Incentive Plan, the following classifications of shares will not again be available for issuance: (i) shares unissued due to a “net exercise” of a stock option, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations under any award, (iii) shares covered by a SAR that is not settled in shares upon exercise and (iv) shares repurchased using stock option exercise proceeds.
Awards under the 2022 Incentive Plan are also subject to annual limitations. No individual eligible participant who is an officer, employee or other service provider who is not a non-employee director may be granted awards under the 2022 Incentive Plan for more than 500,000 shares of our common stock in any calendar year. In addition, the sum of the grant date fair value of equity-based awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non-employee director during any calendar year shall not exceed $500,000.
The Committee can adjust the number of shares and share limits described above in the case of a stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-off, repurchase or exchange of shares, or other similar corporate transaction where such an adjustment is necessary to prevent dilution or enlargement of the benefits available under the 2022 Incentive Plan. Any adjustment determination made by the Committee shall be final, binding and conclusive.
Administration
The Committee will administer the 2022 Incentive Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2022 Incentive Plan. The Committee may amend the terms of, or accelerate the exercisability of, an outstanding award, except in certain change in control and other scenarios. The Committee will have authority to interpret the 2022 Incentive Plan and establish rules and regulations for the administration of the 2022 Incentive Plan.
The Committee may delegate its powers under the 2022 Incentive Plan to one or more officers or directors, subject to the requirements of applicable law and exchange requirements. However, such delegated officers will not be permitted to grant awards to any members of the board or executive officers who are subject to Section 16 of the Exchange Act.
Eligible Participants
Any employee or non‑employee director of our company or its affiliates selected by the Committee would be eligible to receive an award under the 2022 Incentive Plan. As of the date of this Proxy Statement, if the 2022 Incentive Plan were in effect, aside from broad-based grants to our general North American employee population, approximately 225 employees and officers, plus our non‑employee directors, would be eligible to be selected by the Committee to receive incentive awards under the Plan.
Types of Awards and Terms and Conditions
The 2022 Incentive Plan would permit the granting of:
•stock options, including both incentive stock options (ISOs) and non-qualified stock options (together with ISOs, “options”);
•SARs;
•restricted stock and RSUs (including performance shares or PSUs) ;
•dividend equivalents; and
•other stock-based awards.
Awards could be granted alone, in addition to, in combination with or in substitution for any other award granted under the 2022 Incentive Plan or any other compensation plan. Notwithstanding the foregoing, although a SAR could be granted in tandem with a non‑qualified stock option, the recipient could exercise only one or the other and the shares would be counted only once toward reduction of the authorized share pool. Awards could be granted for no cash consideration or for such minimal cash consideration as might be required by applicable law, and could provide that upon the grant or exercise thereof, the holder would receive cash, shares of common stock or other securities, awards or property, or any combination of these. The exercise price per share under any stock option, the grant price of any SAR and the purchase price of any security that could be purchased under any other stock‑based award could not be less than the fair market value on the date of grant of such option, SAR or award. Determinations of fair market value under the 2022 Incentive Plan would be made in accordance with methods and procedures established by the Committee, but the fair market value of our shares always would be based on the closing price of those shares on the relevant date.
Vesting. The 2022 Incentive Plan requires at least a one‑year minimum vesting period for time‑based awards and a performance period of at least one year for performance‑based awards, subject to limited exceptions in the case of a change in control, death, disability, awards received in lieu of other earned compensation, awards granted to our non-employee directors that are set to vest no earlier than the next annual shareholder meeting date, and awards involving an aggregate number of shares not in excess of 5% of the plan’s share reserve.
Stock Options. Options granted under the 2022 Incentive Plan could not have terms longer than ten years, except that in the event the recipient of an incentive stock option owned more than ten percent of our stock, the term of the option could be no longer than five years. Option recipients could exercise their options by tendering cash, shares of common stock or other consideration having a fair market value on the date the option was exercised equal to the exercise price, or 110% of the fair market value if the payment were in exercise of an incentive stock option by a participant who owned more than ten percent of our stock. The 2022 Incentive Plan would not permit the grant of additional options to purchase shares of common stock to participants who exercised their options by delivery of shares in payment of the exercise price. No options could be granted at an exercise price less than the fair market value of the underlying shares on the date of grant.
Stock Appreciation Rights. SARs granted under the 2022 Incentive Plan could not have terms longer than ten years. The holder of a SAR would be entitled to receive the excess of the fair market value, calculated as of the exercise date, of a specified number of shares of common stock over the grant price of the SAR, which can be no less than the fair market value of the underlying shares on the grant date.
We would receive no consideration for the grant of options or SARs under the 2022 Incentive Plan, other than the services rendered to us by the recipient.

Restricted Stock and RSUs. The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Committee for a specified time period determined by the Committee. The holder of RSUs will have the right, subject to restrictions imposed by the Committee, to receive shares of our common stock at some future date determined by the Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as are determined by the Committee, subject to the minimum vesting provisions described above. For example, at the Committee’s discretion, awards may be conditioned upon a participant’s completion of a specified period of service, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service based and performance based conditions (subject to minimum vesting requirements). A restricted stock or RSU award that is conditioned in whole or in part upon the achievement of one or more financial or other company-related performance goals (including goals specific to the participant's individual performance, other than performance of service alone) is generally referred to as a performance share or a PSU award.
Dividend Equivalents. The holder of a dividend equivalent will be entitled to receive payments (in cash or shares of our common stock) equivalent to the amount of cash dividends paid by the company to shareholders with respect to the number of shares determined by the Committee. Dividend equivalents will be subject to other terms and conditions determined by the Committee, but the Committee may not (i) grant dividend equivalents in connection with options or SARs or (ii) pay a dividend or dividend equivalent with respect to a share underlying any other award prior to the date on which all conditions or restrictions on such share have been satisfied or lapsed.
Other Stock-Based Awards. The Compensation Committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to terms and conditions determined by the Committee and the limitations in the 2020 Incentive Plan. No such stock-based awards will contain a purchase right or an option-like exercise feature.
Limited Transferability of Awards. Generally, no award or other right or interest of a participant under the 2022 Incentive Plan (other than fully vested and unrestricted shares issued pursuant to an award) shall be transferable by a participant other than by will or by the laws of descent and distribution, and no right or award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the company or any affiliates. However, the Committee may allow transfer of an award to family members for no value, and such transfer shall comply with the General Instructions to Form S-8 under the Securities Act of 1933, as amended. The Compensation Committee may also establish procedures to allow a named beneficiary to exercise the rights of the participant and receive any property distributable with respect to any award upon the participant’s death.
Recoupment. Awards under the 2022 Incentive Plan will be subject to our Incentive Compensation Recovery Policy, as well as any other forfeiture and penalty conditions determined by the Committee.
Termination and Amendment
The 2022 Incentive Plan has a term of ten years expiring on March 31, 2032, unless terminated earlier by the board. The board may from time to time amend, suspend or terminate the 2022 Incentive Plan. No amendment or modification of the 2022 Incentive Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award (except in the case of a corporate transaction as described below). Amendments to the 2022 Incentive Plan must be approved by the shareholders, if required under the listing requirements of the NYSE or any other securities exchange applicable to the company, or if the amendment would (i) increase the number of shares authorized under the 2022 Incentive Plan, (ii) permit a repricing of options or SARs, (iii) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, (iv) increase the maximum term of options or SARs, or (v) increase the annual per-person share limits under the 2022 Incentive Plan.
Awards under the 2022 Incentive Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, repurchase or exchange of shares, or any other similar corporate transaction or event involving the company. In the event of such a corporate transaction, the Committee or the board may provide for any of the following to be effective upon the occurrence of the event (or effective immediately prior to the consummation of such event, provided the event is consummated):
•termination of any award, whether vested or not, in exchange for an amount of cash and/or other property equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s vested rights under the award, or without payment if the Committee or board determines that no amount is realizable under the award as of the time of the transaction;

•replacement of any award with other rights or property selected by the Committee or the board, in its sole discretion;
•the assumption of any award by the successor or survivor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity with appropriate adjustments as to the number and kind of shares and prices;
•require that any award shall become exercisable or payable or fully vested, notwithstanding anything to the contrary in the applicable award agreement; or
•require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.
Federal Tax Consequences
Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.
Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.
Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO, if the disposition occurs before the applicable ISO holding periods set forth in the Internal Revenue Code have been satisfied.
Restricted Stock. Recipients of grants of restricted stock generally will be required to include as taxable ordinary income the fair market value of the restricted stock at the time it is no longer subject to a substantial risk of forfeiture. However, an award holder who makes an 83(b) election within 30 days of the date of grant of the restricted stock will incur taxable ordinary income on the date of grant equal to the fair market value of such shares of restricted stock (determined without regard to forfeiture restrictions). With respect to the sale of shares after the forfeiture restrictions have expired, the holding period to determine whether the award recipient has long-term or short-term capital gain or loss generally begins when the restrictions expire, and the tax basis for such shares will generally be based on the fair market value of the shares on that date. However, if the award holder made an 83(b) election as described above, the holding period commences on the date of such election, and the tax basis will be equal to the fair market value of the shares on the date of the election (determined without regard to the forfeiture restrictions on the shares). If the award permits dividends or their equivalents to accrue while the restricted stock is subject to a substantial risk of forfeiture, such amount will be paid if and when the underlying stock vests and will also be taxed as ordinary income. We generally will be entitled to an income tax deduction equal to amounts the award holder includes in ordinary income at the time of such income inclusion.
RSUs and Other Stock-Based Awards. Recipients of grants of RSUs (including PSUs) will not incur any federal income tax liability at the time the awards are granted. Award holders will recognize ordinary income equal to (a) the amount of cash received under the terms of the award or, as applicable, (b) the fair market value of the shares received (determined as of the date of receipt) under the terms of the award. If the award permits dividend equivalent amounts to accrue while the RSU is subject to a substantial risk of forfeiture, such dividend equivalent amounts will be paid if and when the underlying stock unit vests and will also be taxed as ordinary income. Cash or shares to be received pursuant to any other stock-based award generally become payable when applicable forfeiture restrictions lapse; provided, however, that, if the terms of the award so provide, payment may be delayed until a later date to the extent permitted under applicable tax laws. We generally will be entitled to an income tax deduction for any amounts included by the award holder as ordinary income. For awards that are payable in shares, participant’s tax basis is equal to the fair market value of the shares at the time the shares become payable. Upon the sale of the shares, appreciation (or depreciation) after the shares are paid is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Limitations On Company’s Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2022 Incentive Plan. However, Section 162(m) of the Code prohibits publicly held corporations from deducting more than $1 million per year in compensation paid to certain named executive officers. Annual compensation paid to a covered executive (including compensation paid under the 2022 Incentive Plan) in excess of $1 million generally will not be deductible.
Special Rules for Executive Officers Subject to Section 16 of the Exchange Act. Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.
Section 409A of the Internal Revenue Code. The Compensation Committee intends to administer and interpret the 2022 Incentive Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.
New Plan Benefits
No benefits or amounts have been granted, awarded or received under the 2022 Incentive Plan. The Committee, in its sole discretion, will determine the number and types of awards that will be granted under the 2022 Incentive Plan. Accordingly, it is not possible to determine the benefits that will be received by eligible participants if the 2022 Incentive Plan is approved by our shareholders.
The closing price of a share of our common stock as reported on the NYSE on February 28, 2022, was $31.11.
The following table provides information concerning all of our equity compensation plans as of December 31, 2021:
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	3,653,376	[1]	$45.81	[1]	6,489,298	[2]
Equity compensation plans not approved by shareholders	—		—		—
Total	3,653,376		$45.81		6,489,298
(1)Includes awards granted under our 2020 Incentive Plan and our previous stock incentive plans. The number of securities to be issued upon exercise of outstanding options, warrants and rights includes outstanding stock options of 2,186,088, RSU awards of 1,032,311, and 434,977 shares subject to outstanding PSU awards. The number of PSUs reflects the target amount for awards outstanding as of December 31, 2021. The actual number of shares issued under our PSU awards will range between 0% and 200% of the target amount based on our performance relative to the applicable performance goals as determined by the Committee following the end of the performance period. The PSU and RSU awards are not included in the weighted-average exercise price of outstanding options, warrants and rights because they require no consideration upon vesting.
(2)Includes 3,177,567 shares reserved for issuance under our Amended and Restated 2000 Employee Stock Purchase Plan and 3,311,731 shares available for issuance under our 2020 Incentive Plan. Under the 2020 Incentive Plan, full value awards such as restricted stock, RSUs and share-based PSUs reduce the number of shares available for issuance by a factor of 2.23, or if such an award were forfeited or terminated without delivery of the shares, the number of shares that again become eligible for issuance would be multiplied by a factor of 2.23. Shares available for issuance under our 2020 Incentive Plan would be cancelled if shareholders approve the 2022 Incentive Plan under Proposal 3.
The board recommends that you vote FOR the approval of the Deluxe Corporation 2022 Stock Incentive Plan.

ITEM 4: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine our financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2022.
Pursuant to the Audit Committee's charter, the board is submitting the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, to the shareholders for ratification. Shareholder approval of this appointment is not required, but the board is submitting the selection of PricewaterhouseCoopers LLP for ratification in order to obtain the views of our shareholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they so desire and will be able to respond to appropriate questions from shareholders.
The board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm.
Audit Committee Report
The following is the report of the Audit Committee with respect to our audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which includes our consolidated balance sheets as of December 31, 2021 and 2020 and the related consolidated statements of (loss) income, comprehensive (loss) income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2021, and the notes thereto. This report also addresses certain matters related to our independent registered public accounting firm. The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
The Audit Committee is currently comprised of the five undersigned directors, all of whom have been determined by the board to be independent under the rules of the SEC and the NYSE. The Audit Committee acts under a written charter approved by the Board of Directors. The Audit Committee reviews the adequacy of that charter on an annual basis. A complete copy of the committee’s charter is posted on our website at www.investors.deluxe.com/governance/governance-documents.
Financial Statements
As stated in its charter, the Audit Committee assists the board in monitoring the integrity of our financial statements, the effectiveness of the internal audit function and independent registered public accounting firm, and our compliance systems. In carrying out these responsibilities, the Audit Committee met with management periodically during the year to consider the adequacy of our internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with PricewaterhouseCoopers LLP, our independent registered public accounting firm, and with the appropriate financial personnel and internal auditors, and met privately on a regular basis with both the independent registered public accounting firm and with the internal auditors, each of whom reports to and has unrestricted access to the Audit Committee.
The Audit Committee reviewed with management and the independent registered public accounting firm our 2021 audited financial statements and met with both management and the independent registered public accounting firm to discuss those financial statements and reports prior to issuance. Management has the primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. Management has represented, and PricewaterhouseCoopers LLP has indicated in its opinion to the Audit Committee, that we maintained, in all material respects, effective internal control over its financial reporting as of December 31, 2021, and that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, our financial condition and results of operations.
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.
The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by applicable requirements of The Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. As part of its efforts to ensure the independence of our independent registered public accounting firm, the committee maintains a policy requiring the pre-approval by the committee of all services to be provided by the independent registered public accounting firm and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm’s continued independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP has acted as our independent registered public accounting firm since 2001. In determining whether to reappoint our independent registered public accounting firm, our Audit Committee undertakes an annual formal evaluation of the independent registered public accounting firm, during which it considers responses to questionnaires completed by members of the Audit Committee and management, the quality of its discussions with and the performance of the lead audit partner, the audit team assigned to our account, the overall strength and reputation of the firm and issues pertaining to auditor independence, including fees that our independent registered public accounting firm receives for non-audit services.
In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to us. Our Audit Committee is involved in the selection of our audit partners pursuant to this rotation policy, including meetings between the Chair of the Audit Committee and candidates for that role, as well as discussion by the committee and with management.
MEMBERS OF THE AUDIT COMMITTEE
John L. Stauch, Chair
William C. Cobb
Paul R. Garcia
Don J. McGrath
Telisa L. Yancy
Fees Paid to Independent Registered Public Accounting Firm
Aggregate fees for professional services rendered for us by PricewaterhouseCoopers LLP during the years ended December 31, 2021 and 2020 were as follows:

Fees	2021 ($)	2020 ($)
Audit Fees[1]	4,510,820	3,593,184
Audit-Related Fees[2]	312,390	186,715
Tax Fees[3]	275,607	120,944
All Other Fees[4]	120,000	255,381
Total Fees	5,218,817	4,156,224
(1)Audit Fees billed for the years ended December 31, 2021 and 2020 were for professional services rendered for audits of the annual consolidated financial statements and our internal controls over financial reporting, reviews of the related quarterly financial statements included in our quarterly reports on Form 10-Q filed with the SEC, consultations regarding accounting or disclosure treatment of transactions which were directly part of the audit, comfort letters, consents, and assistance with and review of documents filed with the SEC. The fees also included professional services for audits of the separate financial statements of our subsidiaries.
(2)The Audit-Related Fees in 2021 and 2020 related to controls assessments and recommending services in connection with new systems being implemented.
(3)Tax Fees in 2021 and 2020 consisted of fees for tax compliance and tax consulting professional services related to foreign, domestic and acquisition-related tax matters.
(4)All Other Fees in 2021 and 2020 consisted of fees for assistance with program governance assessment related to new system implementations, advice and recommendations for our retirement plans, and license fees for the use of technical accounting research tools.
The Audit Committee pre-approved all of the services and fees described above.

Policy on Audit Committee Pre-Approval of Accounting Firm Fees and Services
In order to assure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining its independence, the Audit Committee has adopted a policy which requires the Audit Committee to review and approve all services to be provided by PricewaterhouseCoopers LLP before the firm is engaged to provide such services. The Audit Committee may delegate its pre-approval authority to one or more members of the Audit Committee; provided, however, that a full report of any such delegated approvals must be given at the next Audit Committee meeting. The Audit Committee is required to specifically approve the fee levels for all services. Requests for approval of services must be jointly submitted to the Audit Committee by the independent registered public accounting firm and by one of the following employees: CFO, Corporate Controller or Vice President Assurance and Risk Advisory Services, and must include (1) a joint statement as to whether, in their view, the request is consistent with the SEC's rules on auditor independence and (2) a reasonably detailed description of the proposed services. The complete text of our Audit and Non-Audit Services Pre-Approval Policy is posted on our website at www.investors.deluxe.com/governance/governance-documents. A copy of the Policy is available to any shareholder who submits a request to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
2023 SHAREHOLDER PROPOSALS
Any shareholder proposals intended to be included in the Proxy Statement for the annual meeting of shareholders in 2023 must be received by our Corporate Secretary at 801 Marquette Avenue South, Minneapolis, Minnesota 55402 no later than the close of business on November 14, 2022. Proposals received by that date will be included in our 2023 Proxy Statement only if the proposals are proper for consideration at an annual meeting and are required for inclusion in the Proxy Statement by, and conform to, the rules of the SEC.
In accordance with the notice provisions contained in our bylaws, a shareholder may present a proposal at the 2023 annual meeting of shareholders that is not included in our Proxy Statement if proper written notice is given to our President and CEO or Corporate Secretary at our principal executive offices no later than the close of business on January 27, 2023. The notice must contain the information required by our bylaws, which are filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2021. You may obtain a copy of the bylaws by writing to our Corporate Secretary.
OTHER BUSINESS
The board does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of our company and our shareholders. The proxies solicited by us will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the board did not have knowledge a reasonable time before we printed and mailed these proxy materials.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
Shareholders who wish to obtain a copy of our 2021 Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2021, may do so without charge by viewing these documents on our website at www.investors.deluxe.com/financials/sec-filings or by writing to our Corporate Secretary at Deluxe Corporation, 801 Marquette Avenue South, Minneapolis, Minnesota 55402.
                            BY ORDER OF THE BOARD OF DIRECTORS

                            Jeffrey L. Cotter
                            Chief Administrative Officer, Senior Vice President
                            and General Counsel

ANNEX A
We believe these financial measures are useful in evaluating our operating performance, as they exclude the impact of certain items that we believe may not be indicative of future operating performance. It is reasonable to expect that one or more of the excluded items will occur in future periods, but the amounts recognized may vary significantly. These non-GAAP measures should be considered supplements to, and not substitutes for, the most directly comparable GAAP financial measure. Thurs, they are not intended as an alternative to results reported in accordance with GAAP.
Non-GAAP Reconciliations
(in millions)

AIP Incentive Program
Revenue Reconciliation
Reported Revenue
Payments	$510
Cloud Solutions	262
Promotional Solutions	547
Checks	703
Total Reported Revenue	2,022
Adjustments:
Less: First American Acquisition	(195)
Plus: Over performance to Acquisition Case	9

Enterprise Adjusted Revenue	$1,836

Reconciliation of Adjusted EBITDA
Net Income	$63
Interest expense	55
Income tax provision	31
Depreciation and amortization expense	149
EBITDA	298
Adjustments:
AIP cash payout	29
Asset impairment charges	—
Restructuring, integration and other costs	59
Share-based compensation expense	30
Acquisition transaction costs	19
Legal-related	2
First American - acquired 6/1/21	(39)
Subtotal adjustments	100

Enterprise Adjusted EBITDA	$398

ANNEX B

DELUXE CORPORATION
2022 STOCK INCENTIVE PLAN
Section 1.    Purpose
The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting management personnel capable of assuring the future success of the Company, by offering such personnel incentives to put forth maximum efforts for the success of the Company’s business, and by affording such personnel an opportunity to acquire a proprietary interest in the Company.
Section 2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
a.“Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.
b.“Approved Retirement” shall mean any voluntary termination of employment that occurs on or after the date on which the sum of the Participant’s age and years of employment with the Company and/or its Affiliates equals at least seventy-five (75) and that is approved by the Committee.
c.“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent or Other Stock‑Based Award granted under the Plan.
d.“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).
e.“Board” shall mean the Board of Directors of the Company.
f.“Change of Control” shall occur with respect to a given Award if the conditions set forth in any one of the following paragraphs are satisfied:
i.any person becomes the beneficial owner (defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding, at the time of their original acquisition, from the calculation of securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates or in connection with a transaction described in paragraph (iii) below; or
ii.the individuals who at the grant date of an Award constitute the Board and any new Director (other than a Director whose initial assumption of office occurs within a year of and is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of Directors) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of a majority of the Directors then still in office who either were Directors at the Award grant date or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority thereof; or
iii.the shareholders of the Company approve a plan of complete liquidation of the Company or there is consummated (A) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation or (B) the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, unless, immediately following such corporate transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s voting securities immediately prior to such corporate transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the surviving or acquiring entity resulting from such corporate transaction (including beneficial ownership through any parent of such entity) in substantially the same proportions as their ownership, immediately prior to such corporate transaction, of the Company’s voting securities.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions. For purposes of this Section 2(e), the term “person” shall have the meaning defined in Section 3(a)(9) and 13(d) of the Exchange Act, except that such term shall not include (A) the Company or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the shareholders of the Company substantially the same proportions as their ownership of the Shares.
g.“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
h.“Committee” shall mean the Compensation Committee, a standing committee of the Board, or such other committee as may be designated by the Board to administer the Plan; provided that if any committee other than the Compensation Committee is designated such committee shall have at least two members, and shall consist exclusively of members of the board of directors who are “independent” as defined by the rules of the New York Stock Exchange and “non‑employee directors” within the meaning of Rule 16b‑3.
i.“Company” shall mean Deluxe Corporation, a Minnesota corporation, and any successor corporation.
j.“Director” shall mean a member of the Board.
k.“Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.
l.“Eligible Person” shall mean any employee, officer, non‑employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any person to whom an offer of employment or engagement with the Company or any Affiliate is extended. An Eligible Person must be a natural person.
m.“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
n.“Fair Market Value” of a Share shall be equal to the closing price of one Share on the New York Stock Exchange (“NYSE”) on the relevant date as reported by The Wall Street Journal (or, if such publication is no longer available, such other authoritative source as may be designated by the Committee); provided that if, on such date, the NYSE is not open for business or there are no Shares traded on such date, the Fair Market Value of a Share shall be equal to the closing price of one Share on the first day preceding such date on which the NYSE is open for business and has reported trades in the Shares. With respect to any property other than Shares (including, without limitation, any other securities), the Fair Market Value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
o. “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.
p.“Non‑Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

q.“Option” shall mean an Incentive Stock Option or a Non‑Qualified Stock Option to purchase shares of the Company.
r.“Other Stock‑Based Award” shall mean any right granted under Section 6(e) of the Plan.
s.“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
t.“Plan” shall mean the Deluxe Corporation 2022 Stock Incentive Plan, as amended from time to time.
u.“Prior Plans” shall mean the Deluxe Corporation 2020 Long‑Term Incentive Plan, 2017 Long‑Term Incentive Plan and any predecessor plans to such plan, as amended from time to time.
v.“Replacement Equity Securities” shall mean equity securities that are listed on a national securities exchange (including by use of American Depository Receipts or any similar method) and are freely transferable under all applicable federal and state securities laws and regulations.
w.“Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.
x.“Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.
y.“Rule 16b‑3” shall mean Rule 16b‑3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.
z.“Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.
aa.“Securities Act” shall mean the Securities Act of 1933, as amended.
bb. “Share” or Shares” shall mean shares of common stock, $1.00 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.
cc. “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.
dd. “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
Section 3.    Administration
a.Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:
i.designate Participants;
ii.determine the type or types of Awards to be granted to each Participant under the Plan;
iii.determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award;
iv.determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award;
v.amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Sections 6 and 7;
vi.accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations of Sections 6 and 7;

vii.determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (but excluding promissory notes), or canceled, forfeited or suspended;
viii.determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A;
ix.interpret and administer the Plan and any instrument or agreement, including an Award Agreement, relating to the Plan;
x.establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
xi.make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and
xii.adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non‑U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non‑United States jurisdictions.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.
b.Delegation. The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with applicable exchange rules or applicable law.
c.Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b‑3; and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.
d.Indemnification. To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations. The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

Section 4.    Shares Available for Awards
a.Shares Available.
i.Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal 1,500,000, plus
ii.any Shares subject to any outstanding award under the Prior Plans that, after April 27, 2022, are not purchased or are forfeited or reacquired by the Company, or otherwise not delivered to the Participant due to termination or cancellation of such award, subject to the share counting provisions of Section 4(b) below.
iii.On and after shareholder approval of this Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below. When determining the Shares added to and subtracted from the aggregate reserve above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below.
b.Counting Shares. Except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan. The number of Shares available for Awards under the Plan shall be reduced by one Share for each Share covered by the Award, regardless of the type of Award.
i.Shares Added Back to Reserve. Subject to the limitations in Section 4(b)(ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company, or if an Award otherwise terminates or is cancelled without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.
ii.Shares Not Added Back to Reserve. Notwithstanding anything to the contrary in Section 4(b)(i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation with respect to an Award; (C) Shares covered by a stock‑settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.
iii.Cash‑Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.
iv.Substitute Awards Relating to Acquired Entities. Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.
c.Adjustments. In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split‑up, spin‑off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number. Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.
d.Award Limitations Under the Plan.
i.Annual Limitations for Awards Granted to Eligible Employees Other Than Non‑Employee Directors. No Eligible Person who is an employee, officer, consultant, independent contractor or advisor may be granted any Award or Awards for more than 500,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.
ii.Annual Limitation for Awards Granted to Non‑Employee Directors. Notwithstanding any provision to the contrary in the Plan, the sum of the grant date fair value of equity-based Awards (such value computed as of the date of grant in accordance with applicable financial accounting rules) and the amount of any cash-based compensation granted to a non‑employee Director during any calendar year shall not exceed $500,000. The independent members of the Board may make exceptions to this limit for a non-executive chair of the Board, provided that the non‑employee Director receiving such additional compensation may not participate in the decision to award such compensation.
Section 5.    Eligibility
Any Eligible Person shall be eligible to be designated as a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full‑time or part‑time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.
Section 6.    Awards
a.Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.
ii.Option Term. The term of each Option shall be fixed by the Committee at the date of grant but shall not be longer than ten (10) years from the date of grant.
iii.Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised within the Option term, either in whole or in part, and the method of exercise, except that any exercise price tendered shall be in either cash, Shares having a

Fair Market Value on the exercise date equal to the applicable exercise price or a combination thereof, as determined by the Committee.
A.Promissory Notes. For avoidance of doubt, the Committee may not accept a promissory note as consideration.
B.Net Exercises. The terms of any Option may be written to permit the Option to be exercised by delivering to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if any, of the Fair Market Value of the Shares underlying the Option being exercised, on the date of exercise, over the exercise price of the Option for such Shares.
i.Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:
A.To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Non-Qualified Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).
B.All Incentive Stock Options must be granted within ten (10) years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.
C.Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than ten (10) years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five (5) years from the date of grant.
D.The purchase price per Share for an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.
E.Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.
b.Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market

Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the term limitation in Section 6(a)(ii) applicable to Options). The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
c.Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:
i.Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. For purposes of clarity and without limiting the Committee’s general authority under Section 3(a), vesting of such Awards may, at the Committee’s discretion, be conditioned upon the Participant’s completion of a specified period of service with the Company or an Affiliate, or upon the achievement of one or more performance goals established by the Committee, or upon any combination of service‑based and performance‑based conditions (subject to the minimum requirements in Section 6). Notwithstanding the foregoing, rights to dividend or Dividend Equivalent payments shall be subject to the limitations described in Section 6(d).
ii.Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book‑entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan. Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book‑entry registration) to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.
d.Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine. Notwithstanding the foregoing, (i) the Committee may not grant Dividend Equivalents to Eligible Persons in connection with grants of Options, Stock Appreciation Rights or other Awards the value of which is based solely on an increase in the value of the Shares after the grant of such Award, and (ii) dividend and Dividend Equivalent amounts with respect to any Share underlying any other Award may be accrued but not paid to a Participant until all conditions or restrictions relating to such Share have been satisfied, waived or lapsed.
e.Other Stock‑Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement. No Award issued under this Section 6(e) shall contain a purchase right or an option‑like exercise feature.
f.General.
i.Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.
ii.Limits on Transfer of Awards. No Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Committee may permit the transfer of an Award to family members if such transfer is for no value and in accordance with the rules of Form S‑8. The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.
iii.Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions. The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
iv.Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re‑pricing of any previously granted “underwater” Option or Stock Appreciation Right by: (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units or Other Stock‑Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities. An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Option or Stock Appreciation Right is less than the exercise price.
v.Minimum Vesting. Except as provided below, no Award shall be granted with terms providing for any right of exercise or lapse of any vesting obligations earlier than a date that is at least one (1) year following the date of grant (or, in the case of vesting based upon performance based objectives, exercise and vesting restrictions cannot lapse earlier than the one (1) year anniversary measured from the commencement of the period over which performance is evaluated) provided, however, that the Award Agreement may provide for acceleration or waiver of the minimum restrictions upon a Change of Control solely in accordance with paragraph (vi) below or upon the Participant’s death or disability. Notwithstanding the foregoing, the following Awards that do not comply with the one (1) year minimum exercise and vesting requirements may be issued:

A.substitute Awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its subsidiaries;
B.shares delivered in lieu of fully vested cash Awards or any cash incentive compensation earned by a Participant, provided that the performance period for such incentive compensation was at least one fiscal year;
C.Awards issued to non-employee Directors that provide for a right of exercise or lapse of any vesting obligations no earlier than the next annual shareholder meeting date following the grant date, so long as the next annual shareholder meeting date is at least fifty (50) weeks after the immediately preceding annual meeting date; and
D.any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the aggregate number of Shares available for issuance under this Plan. For purposes of counting Shares against the five percent (5%) limitation, the Share counting rules under Section 4 of the Plan apply.
Nothing in this Section 6 shall limit the authority of the Committee to amend or modify any Award to accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award except where expressly limited in Section 6(f)(vi)
vi. Limits on Acceleration or Waiver of Restrictions. Neither the Committee in its discretion nor an Award Agreement by operation of its terms may accelerate the exercisability of any Award or the lapse of restrictions relating to any Award in connection with a corporate transaction described in Section 7(b), except:
A.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will not assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, any Awards then outstanding shall vest and be paid upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) the Change of Control. In the case of a performance-based Award, the payout shall be calculated assuming target level performance has been achieved. ;
B.to the extent that the definitive agreement among the parties to a Change of Control contemplates that the acquiring or surviving entity will assume the Awards and replace the Shares issuable thereunder with Replacement Equity Securities, then no Awards shall vest solely on account of the consummation of the Change of Control, but shall vest on account of any one of the following events that occurs to the Participant upon or following the Change of Control: (1) death; (2) disability; (3) termination without cause within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; (4) resignation for good reason within a period following the Change of Control specified in the Award Agreement not to exceed 24 months; or (5) Approved Retirement (and in the case of a performance-based Award, the payout under (1) through (5) shall be calculated assuming target level performance has been achieved).
vii. Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change of control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change of control event, disability or separation from service meet the definition of a change of control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short‑term deferral exemption or otherwise.
Section 7.    Amendment and Termination; Corrections
a.Amendments to the Plan and Awards. The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may (except as expressly provided in the Plan) adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof. Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange. For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of stockholders of the Company in order to:
i.amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;
i.subject to the limitations in Section 6, amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiry, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;
ii.make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to maximize any available tax deduction or to avoid any adverse tax results, and no action taken to comply with such laws, rules, regulations and policies shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or
iii.amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.
For greater certainty and except as provided in Section 4(c), prior approval of the stockholders of the Company shall be required for any amendment to the Plan or an Award that would:
I.require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that are applicable to the Company;
II.increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;
III.permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6 of the Plan;
IV.permit the award of Options or Stock Appreciation Rights at a price less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan;

V.increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a) and Section 6(b); or
VI.increase the number of shares subject to the annual limitations contained in Section 4(d) of the Plan.
b.Corporate Transactions. Nothing in this Section 7(b) is intended to override any limitation on the Committee, the Board or any Award terms under Section 6. In the event of any reorganization, merger, consolidation, split‑up, spin‑off, combination, plan of arrangement, take‑over bid or tender offer, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but expressly subject to the limitations in Section 6 (e.g., limitations on re‑pricing in Section 6(f)(iv) and limitations on acceleration of vesting and waiver of related restrictions in Section 6(f)(vi)), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof:
i.either (A) termination of any Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the vested portion of the Award or realization of the Participant’s vested rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;
ii.that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; or
iii.that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.
c.Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.
Section 8.    Income Tax Withholding
In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. Without limiting the foregoing, for avoidance of doubt, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (subject to any limitations required by ASC Topic 718 to avoid adverse accounting treatment); (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (c) by any other means set forth in the applicable Award Agreement.

Section 9.    General Provisions
a.No Rights to Awards. No Eligible Person, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.
b.Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company. An Award Agreement need not be signed by a representative of the Company unless required by the Committee. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.
c.Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.
d.No Rights of Shareholders. Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.
e.No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.
f.No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or the right to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, or remove a Director in accordance with applicable law. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or remove a Director who is a Participant, free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement. Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. Under no circumstances shall any person ceasing to be an employee or Director of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee or Director might otherwise have enjoyed but for termination of employment or directorship, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.
g.Governing Law. The internal law, and not the law of conflicts, of the State of Minnesota shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.
h.Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

i.No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
j.Other Benefits. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.
k.No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.
l.Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
Section 10.    Clawback or Recoupment
All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback or recoupment policy, as amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.
Section 11.    Effective Date of the Plan
The Plan was adopted by the Board on February 17, 2022. The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on April 27, 2022, and the Plan shall be effective as of the date of such shareholder approval. On and after shareholder approval of the Plan, no awards shall be granted under the Prior Plans, but all outstanding awards previously granted under the Prior Plans shall remain outstanding and subject to the terms of the Prior Plans.
Section 12.    Term of the Plan
No Award shall be granted under the Plan, and the Plan shall terminate on March 31, 2032 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

SCAN TO
VIEW MATERIALS & VOTE

DELUXE CORPORATION
801 MARQUETTE AVENUE SOUTH
MINNEAPOLIS, MN 55402

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 26, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 24, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DLX2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 26, 2022 for shares held directly and by 11:59 p.m. Eastern Time on April 24, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69533-P65930

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

DELUXE CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) William C. Cobb
02) Paul R. Garcia
03) C.E. Mayberry McKissack
04) Barry C. McCarthy
05) Don J. McGrath
06) Thomas J. Reddin
07) Martyn R. Redgrave
08) John L. Stauch
09) Telisa L. Yancy

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	For	Against	Abstain
2. Advisory vote (non-binding) on compensation of our Named Executive Officers	☐	☐	☐
3. Approval of the Deluxe Corporation 2022 Stock Incentive Plan	☐	☐	☐
4. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D35863-P52330

DELUXE CORPORATION

This proxy is solicited by the Board of Directors

The undersigned appoints Barry C. McCarthy and Jeffrey L. Cotter as proxies (the "Named Proxies"), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Deluxe Corporation held of record by the undersigned on March 1, 2021, at the annual meeting of shareholders to be held on April 28, 2021, and at any adjournment thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted "FOR" the nominees, and "FOR" the proposals set forth in Items 2 and 3. Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. Deluxe Corporation anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement for the annual meeting of shareholders.

Continued and to be signed on reverse side